AMENDMENT NO. 1 TO PRELIMINARY PROXY STATEMENT

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant
    to Section 240.14a-11(c) or Section 240.14a-12

                          COMMUNITY CARE SERVICES, INC.

       (Name of Registrant as Specified In Its Charter)

       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required:

[X]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)       Title of each class of securities to which transaction applies:

                          Common Stock, par value $.01

       2) Aggregate number of securities to which transaction applies:

                                    5,029,601

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                 $1.20 per share

       4) Proposed maximum aggregate value of transaction:

                                  $6,035,521.20

       5) Total fee paid:

                                    $1,207.10

[X]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)   Amount Previously Paid:

       2)   Form, Schedule or Registration Statement No.:

       3)   Filing Party:

       4)   Date Filed:



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



                          COMMUNITY CARE SERVICES, INC.
                                18 Sargent Place
                           Mt. Vernon, New York 10550

                                ----------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                ----------------

     Notice is hereby given that a special meeting of the shareholders (the "Special Meeting") of Community Care Services, Inc. (the "Company") will be held at the offices of the Company, 18 Sargent Place, Mt. Vernon, New York, on ___________, 1999, at 10:00 a.m. (local time), for the following purposes:

1. To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of June 14, 1999, by and among the Company, Landauer Hospital Supplies Inc. ("LHS") and LHS Merger Sub, Inc. ("Merger Sub") (the "Merger Agreement"), and the transactions contemplated thereby, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity, thereby becoming a wholly-owned subsidiary of LHS; and

2. To consider and transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on [June 15], 1999 as the record date for the determination of shareholders entitled to vote at the Special Meeting and any adjournment or postponement thereof.

     The Merger Agreement provides for the merger (the "Merger") of the Company with Merger Sub, with the Company surviving and becoming a wholly-owned subsidiary of LHS. Subject to the terms and conditions of the Merger Agreement, upon consummation of the Merger, each share of the Company's common stock, par value $.01 (the "Common Stock"), will be converted into the right to receive $1.20 in cash.

     A special committee of independent members of the Board of Directors of the Company has determined that the Merger is fair and in the best interests of the Company and its shareholders and has approved the Merger Agreement and the transactions contemplated thereby on behalf of the Board of Directors, including the Merger. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

     You are urged to read carefully the accompanying Proxy Statement, which includes a description of the terms of the proposed Merger. A copy of the Merger Agreement is attached to the Proxy Statement as Annex A.

     As more fully explained in the Proxy Statement, holders of the Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon full compliance with Section 623 of the Business Corporation Law of the State of New York, a copy of which is attached to the Proxy Statement as Annex B.

     To ensure your representation at the meeting, please sign date and return the enclosed form of Proxy in the envelope provided. If you do attend and wish to vote in person, you may revoke your proxy at that time. Please do not send in your stock certificates at this time. In the event the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                            By order of the Board of Directors,

                                            Louis Rocco,
                                            Secretary

August __, 1999


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

                          COMMUNITY CARE SERVICES, INC
                                18 Sargent Place
                           Mt. Vernon, New York 10550

                                ----------------
                                 PROXY STATEMENT
                                ----------------

     This Proxy Statement is being furnished to the holders of common stock, par value $.01 per share (the "Common Stock"), of Community Care Services, Inc., a New York corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies of the shareholders to be voted at a special meeting of shareholders to be held on _______, 1999 or at any adjournments thereof (the "Special Meeting"). The approximate date of mailing this Proxy Statement is August __, 1999.

     This Proxy Statement relates to the Agreement and Plan of Merger, dated as of June 14, 1999 (the "Merger Agreement"), by and among the Company, Landauer Hospital Supplies Inc. ("LHS") and LHS Merger Sub, Inc. ("Merger Sub") and the transactions contemplated thereby, including the Merger (as hereinafter defined). A copy of the Merger Agreement is attached hereto as Annex A.

     The Merger Agreement provides for the merger (the "Merger") of the Company with Merger Sub, with the Company surviving and becoming a wholly-owned subsidiary of LHS. Subject to the terms and conditions of the Merger Agreement, upon consummation of the Merger, each share of Common Stock will be converted into the right to receive $1.20 per share in cash (the "Merger Price").

     Financing for the Merger is expected to include a senior financing of approximately $9 million and a junior financing of approximately $3 million from financial institutions to be determined. As of the date hereof, LHS and Merger Sub are currently considering financing proposals with respect to the senior financing from three commerical banks and junior financing proposals from two financial institutions.

     A special committee of independent members of the Board of Directors of the Company (the "Special Committee") has determined that the Merger is fair and in the best interests of the Company and its shareholders and has approved the Merger Agreement and the transactions contemplated thereby on behalf of the Board of Directors, including the Merger. THE BOARD RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     THE MERGER IS FOR CASH ONLY. AFTER THE CLOSING OF THE MERGER, CURRENT COMPANY SHAREHOLDERS WILL HAVE NO FURTHER OWNERSHIP INTEREST IN THE COMPANY.

     Only holders of shares of Common Stock of record at the close of business on [June 15], 1999 (the "Record Date") will be entitled to vote at the Special Meeting. The Common Stock is the only class of the Company's voting securities outstanding. On the Record Date, there were 7,217,851 outstanding shares of Common Stock, each of which is entitled to one vote. As of the close of business on the Record Date, LTTR Home Care, LLC ("LTTR") and Alan J. Landauer, the President and sole shareholder of LHS, Managing Director and sole member of LTTR, and a Director and Chairman of the Board of the Company, were the record owners of an aggregate of 2,188,250 shares of Common Stock, representing approximately 30.32% of the issued and outstanding Common Stock. Also as of the Record Date, Dean L. Sloane, a director of the Company, Craig V. Sloane, Mary Sloane, The Sloane Family Foundation and DMJ Management Group, Inc. (the "Sloane Group") were the record and beneficial owners of an aggregate of 2,091,450 shares of Common Stock, representing approximately 28.98% of the issued and outstanding Common Stock. Pursuant to the Sloane Shareholders' Agreement (as hereinafter defined), the Sloane Group has agreed to vote its shares of Common Stock in favor of the Merger and has granted an irrevocable proxy to LHS and any designee of LHS to vote its shares in favor of the Merger. As a result, Mr. Landauer controls the vote of 59.30% of the outstanding Common Stock. In addition, other directors and officers of the Company beneficially own, in the aggregate, 390,299 shares (including options to purchase 25,000 shares at an exercise price of $.50 per share that are currently exercisable), constituting 5.41% of the outstanding Common Stock. See "The Special Meeting - Vote Required," "The Sloane Shareholders' Agreement" and "Security Ownership of Certain Beneficial Owners and Management."

     The Common Stock is traded on the OTC Bulletin Board under the symbol "CCSE." On April 6, 1999, the day before the public announcement of the Merger was made, the last reported sale price of the Common Stock, as reported on the OTC Bulletin Board, was $.50 per share. On August ___, 1999, the last trading day prior to the date of this Proxy Statement, the last reported sale price of the Common Stock, as reported on the OTC Bulletin Board, was $___ per share.

     Where a choice has been specified in a Proxy, the Proxy will be voted as specified. Each Proxy will be voted FOR each matter unless a contrary choice is specified as to that matter. If the accompanying Proxy is executed and returned, the shareholder may nevertheless revoke it at any time prior to the voting thereof by delivering a later-dated Proxy, delivering written notice of revocation to the Company's Secretary, or voting in person at the Special Meeting.

     Proxies are being solicited by mail directly and through brokerage and banking institutions. The Company will pay all expenses in connection with the solicitation of proxies. In addition to the use of the mails, proxies may be solicited by directors, officers, and employees of the Company, personally or by telephone, telegraph, facsimile machine or e-mail. The Company may reimburse brokers and other persons holding shares of the Company in their names, or in the names of nominees, for their reasonable expenses in sending materials to shareholders and obtaining their proxies.

     SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THIS PROXY STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

     All information contained in this Proxy Statement concerning LHS, Merger Sub and LTTR has been supplied by LHS and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

                                 ---------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The date of this Proxy Statement is August __, 1999.

                                                 TABLE OF CONTENTS


THE SPECIAL MEETING............................................................8
     Purpose of the Meeting ...................................................8
     Vote Required ............................................................8
     Solicitation of Proxies...................................................8
     Voting and Revocation of Proxies..........................................8

PARTIES TO THE MERGER AGREEMENT................................................9
     The Company...............................................................9
     LHS   ....................................................................9
     Merger Sub................................................................9

SPECIAL FACTORS................................................................9
     Interests of Certain Persons in the Merger................................9
     Purposes of the Merger...................................................10
     Background of the Merger.................................................10
     Fairness of the Transaction..............................................19
     The Company's Reasons for the Merger.....................................20
     The Landauer Group's Reasons for the Merger..............................22
     Opinion of Financial Advisor.............................................23
     Effects of the Merger....................................................32
     Federal Income Tax Consequences..........................................35

ACCOUNTING TREATMENT..........................................................36

DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT............................36
     The Merger...............................................................36
     Conversion of Securities.................................................36
     Payment of Merger Price..................................................37
     Representations and Warranties...........................................37
     Conduct of Business Pending the Merger...................................38
     Exclusivity..............................................................38
     Conditions Precedent to the Merger.......................................38
     Termination..............................................................39
     Fees and Expenses........................................................39

SLOANE SHAREHOLDERS' AGREEMENT................................................39

RIGHTS OF DISSENTING SHAREHOLDERS.............................................40

SOURCE AND AMOUNT OF FUNDS....................................................40

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................40

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................41

DELISTING AND DEREGISTRATION OF COMMON STOCK AND WARRANTS.....................41

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................41

ADDITIONAL INFORMATION ABOUT THE COMPANY AND ITS BUSINESS.....................44
     Business Development.....................................................44
     Business of the Company..................................................44

     Products and Services....................................................45
     Competition..............................................................47
     Government Regulation and Reimbursement..................................47
     Insurance................................................................49
     Employees................................................................49
     The Company's Directors and Executive Officers...........................49
     Certain Financial Information............................................50
     Public Filings...........................................................51
     Description of Property..................................................51
     Legal Proceedings........................................................51

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS......................................51

SHAREHOLDER PROPOSALS.........................................................52

INCORPORATION BY REFERENCE....................................................52

OTHER MATTERS.................................................................52


ANNEX A   AGREEMENT AND PLAN OF MERGER
ANNEX B   SECTION 623 OF THE BUSINESS CORPORATION LAW OF THE STATE OF NEW YORK
ANNEX C   OPINION OF FINANCIAL ADVISOR

                               THE SPECIAL MEETING

PURPOSE OF THE MEETING

     At the Special Meeting, the holders of Common Stock will consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger dated as of June 14, 1999 by and among the Company, LHS and Merger Sub, and the transactions contemplated thereby, including the Merger (the "Merger Proposal").

     The Special Committee has the authority to act on this matter for the entire Board. The Special Committee has determined that the Merger is fair and in the best interests of the Company and its shareholders and has approved the Merger Proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" THE MERGER PROPOSAL. See "Special Factors - The Company's Reasons for the Merger."

VOTE REQUIRED

     Approval of the Merger Proposal will require the affirmative vote of the holders of two-thirds (66.67%) of the outstanding Common Stock. Only holders of record of Common Stock at the close of business on [June 15, 1999] (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The Common Stock is the Company's only voting security outstanding. At the close of business on the Record Date, there were 7,217,851 shares of Common Stock outstanding, each of which entitles the registered holder thereof to one vote on all matters voted upon at the Special Meeting. As of the Record Date, LTTR and Alan J. Landauer owned, in the aggregate, 2,188,250 shares of Common Stock or 30.32% of the outstanding Common Stock. The Sloane Group has entered into the Sloane Shareholders' Agreement pursuant to which the Sloane Group has agreed to vote in favor of the Merger Proposal and has named LHS and any designee of LHS as its proxy to vote its shares at the Special Meeting. As of the Record Date, the Sloane Group owned 2,091,450, or 28.98% of the outstanding Common Stock. As a result, Mr. Landauer controls the vote of 59.30% of the outstanding Common Stock. In addition, other directors and officers of the Company beneficially own, in the aggregate, 390,299 shares (including options to purchase 25,000 shares at an exercise price of $.50 per share that are currently exercisable), constituting 5.41% of the outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management" and "The Sloane Shareholders' Agreement."

     All directors and officers of the Company that own Common Stock have indicated that they will vote in favor of the Merger, and all of such persons (other than Mr. Landauer) intend to sell their shares to LHS upon the consummation of the Merger. As a result, the Merger Proposal will have the approval of at least 64.71% of the outstanding Common Stock without the vote of any of the publicly held Common Stock.

     The proxy holder may use his discretionary authority to adjourn or postpone the Special Meeting in order to solicit additional votes for the approval of the Merger.

SOLICITATION OF PROXIES

     Proxies are being solicited hereby on behalf of the Board of Directors of the Company. The entire cost of proxy solicitation for the Special Meeting will be borne by the Company. In addition to the use of the mail, solicitation may be made by telephone or otherwise by directors, officers and regular employees of the Company. Such directors, officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal.

VOTING AND REVOCATION OF PROXIES

     SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Shares represented by proxies properly signed and returned will be voted at the Special Meeting in accordance with the instructions contained thereon, unless revoked prior to the vote. If a proxy is properly signed and returned without voting instructions, the shares represented thereby will be voted FOR the approval and adoption of the Merger Agreement, and at the discretion of the proxy holders as to any other matters which may properly come before the Meeting. No other matters are scheduled to be presented to the Meeting, but, if any other matters are properly brought before the Meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons authorized to vote the proxies. A proxy may be revoked at any time before the vote by giving written notice of such revocation to Louis Rocco, the Secretary of the Company, at Community Care Services, Inc., 18 Sargent Place, Mount Vernon, New York 10550, prior to the Special Meeting, or by giving written notice of such revocation at the Special Meeting to the Secretary of the Special Meeting. A subsequently dated proxy will revoke a prior proxy. A shareholder may attend the Special Meeting and vote in person whether or not such shareholder has previously given a proxy.

                         PARTIES TO THE MERGER AGREEMENT

THE COMPANY

     The Company was incorporated in the State of New York in 1992. The Company, together with its wholly-owned subsidiary, Metropolitan Respirator Service, Inc. ("Metropolitan"), provides home health care services and products consisting primarily of respiratory equipment, rental and sale of durable medical equipment and sale of home health care supplies primarily in the five boroughs of New York City, and Westchester, Rockland and Nassau Counties in New York State, as well as northern New Jersey. See "Additional Information About the Company and its Business."

LHS

     LHS was incorporated in the State of New York on May 26, 1955, and is engaged in the sale and rental of durable medical equipment to home care patients. The mailing address for LHS is 99 Calvert Street, Harrison, New York 10528, and its telephone number is (914) 835-4200. Alan J. Landauer has been the President and sole shareholder of LHS since 1980, and is a Director and Chairman of the Board of the Company.

MERGER SUB

     Merger Sub was incorporated in the State of New York on May 20, 1999 solely for the purpose of consummating the Merger. Merger Sub has minimal assets and no business and has carried on no activities other than those directly related to its formation and the execution of the Merger Agreement. The address of its principal executive office is c/o Landauer Hospital Supplies, Inc., 99 Calvert Street, Harrison, New York 10528 and its telephone number is (914) 835- 4200. Merger Sub is a wholly-owned subsidiary of LHS. Alan J. Landauer is the President of Merger Sub.

                                 SPECIAL FACTORS

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Alan J. Landauer, a Director and the Chairman of the Board of the Company, is the President and sole shareholder of LHS, the Managing Director and sole member of LTTR, and the President of Merger Sub. If the Merger is consummated, the Company will become a wholly-owned subsidiary of LHS, and Mr. Landauer will become President of the Company. Accordingly, Mr. Landauer has a substantial interest in the matters to be acted upon at the Special Meeting. Upon the Closing, Dean L. Sloane, a Director of the Company and its former Chairman of the Board, and Craig V. Sloane, a former Director of the Company, will enter into three-year consulting agreements with the Company providing for annual consulting fees of $110,000 and $26,000, respectively.

     The Sloane Group and LHS entered into a Shareholders' Agreement concurrent with the execution of the Merger Agreement under which the Sloane Group agreed to vote all of the shares of Common Stock owned by it (not less than 2,091,450 shares) in favor of the Merger (the "Sloane Shareholders' Agreement"). A complete copy of the Sloane Shareholders' Agreement was included with an amendment to the Schedule 13D with respect to the Company filed by LHS, LTTR and Alan J. Landauer with the Securities and Exchange Commission (the "Commission") on June 9, 1999. See "Sloane Shareholders' Agreement."

     In order to induce LHS and Merger Sub to enter into the Merger Agreement, and pursuant to the Sloane Shareholders' Agreement, the Sloane Group also granted an irrevocable proxy to LHS and any designee of LHS to vote its shares of Common Stock at any meeting of shareholders or in response to any solicitation of proxies with respect to the Merger or certain other transactions for a period of six months from the date of the Sloane Shareholders'
Agreement.  See "Sloane Shareholders' Agreement."

     Certain officers and directors of the Company, other than Mr. Landauer, are also shareholders of the Company and will each receive $1.20 per share for their interest in the Company, for aggregate consideration of $2,133,959, as follows:
Thomas C. Blum, $12,000; Saverio D. Burdi, $104,692; Louis Rocco, $351,667; and Dean L. Sloane, $1,665,600.

     Thomas C. Blum, Gary J. Spirgel and Alan J. Landauer were nominated by Mr. Landauer for election to the Board of Directors and were elected at the Company's annual meeting of shareholders (the "Annual Meeting") on April 8, 1999.

PURPOSES OF THE MERGER

     The purposes of the Merger are as follows:

     (i) To provide the shareholders of the Company with a certain return of $1.20 for their shares and eliminate the risks to the shareholders presented by the ongoing Federal investigation of the Company, the cap on borrowings imposed by its bank, economic and market conditions effecting the Company and the delisting of the Company's securities by the Nasdaq Small Cap Market.

     (ii) To benefit the companies by resulting in enhanced bargaining power with vendors, greater visibility in the marketplace, and improved economics through economies of scale. The Merger is expected to result in greater profitability, which will enable the combined companies to take advantage of market opportunities as they arise.

     The Company believes that the Merger is the only alternative available to it to accomplish the foregoing purposes. Other than LHS, no party has indicated to the Company any interest in entering into a transaction with the Company that would accomplish the foregoing purposes. See "Special Factors - Background of the Merger."

BACKGROUND OF THE MERGER

     The Merger culminates a series of events that began in June 1997, when the Department of Justice commenced an investigation against the Company and its then Chief Executive Officer, Alan T. Sheinwald ("Sheinwald"). A search warrant was executed at the Company's executive offices on June 4, 1997. The Company was informed that Sheinwald and the Company itself were targets of a Department of Justice criminal investigation for allegedly improper payments relating to a contract, involving Medicare, to provide healthcare services outside of New York State. If the Company is charged with criminal wrongdoing and it is determined that the Company engaged in criminal wrongdoing, the Company will be subject to criminal penalties, which may include fines of up to $1,000,000 or more and an order of restitution, would be terminated as a Medicaid and Medicare services provider, and could also be at the risk of having its contracts with private insurers and other non-governmental agencies terminated. Additionally, even if the Company is not charged with criminal wrongdoing itself, but one of its past or present officers or employees are convicted of crimes related to their employment, the Company could be terminated as a Medicaid and Medicare provider. In these circumstances, although the Company would not be subjected to automatic exclusion from such programs, it could be at risk of having its contracts with private insurers and other non-governmental agencies terminated. The Company has cooperated with the government in the Department of Justice criminal investigation (the "Federal Investigation"). See "Additional Information About the Company and its Business - Legal Proceedings."

     Following the commencement of the Federal Investigation, the closing price of the Company's Common Stock dropped from $2.625 per share on June 4, 1997 to a low of $.1875 on November 20, 1998.

     Sheinwald was dismissed as an executive and employee of the Company on July 1, 1997. He retained ownership of 2,142,250 shares of the Company's Common Stock.

     Alan J. Landauer contacted Harris LeRoy, a consultant to the Company, in mid-December 1998 and they met later that week along with Louis Rocco. At the meeting, Mr. Landauer expressed interest in making an investment in the Company. Messrs. LeRoy and Rocco suggested to Mr. Landauer that he contact Mr. Sheinwald to determine if he was interested in selling his shares.

     Mr. Landauer, on behalf of LTTR, contacted Mr. Sheinwald on or about December 16, 1998 regarding purchasing Mr. Sheinwald's Common Stock. Messrs. Landauer and Sheinwald held a meeting the following day, and Mr. Sheinwald confirmed that he was interested in selling his shares, that he had been in discussions with another party that was interested in purchasing his shares for an aggregate purchase price of $1,500,000 or $.71 per share and that he would consider an offer from Mr. Landauer, on behalf of LTTR, on the same terms as the other party. The parties did not exchange materials at this meeting. On December 16, 1998, the closing price of the Company's common stock was $.25.

     Also in December, 1998, the Company Directors received an expression of interest from an unaffiliated third party to merge with the Company. The interested party met with Dean L. Sloane, then Chairman of the Board of the Company, on December 29, 1998 for a preliminary discussion regarding its interest. Mr. Sloane and Bruce L. Ansnes, then Vice Chairman of the Board, subsequently met with the interested party at its attorney's office on February 4, 1999, at which time the party made a proposal to enter into a merger with the Company pursuant to which the Company's shareholders would receive 20% of the combined entity. Messrs. Sloane and Ansnes advised the party that proposed the transaction did not provide a sufficient return to the shareholders. The inquiring party was invited to increase its proposal, but no subsequent offer was provided.

     Mr. Landauer made an offer to purchase Mr. Sheinwald's shares in early January 1999 and prepared a letter of intent describing the terms and conditions. On January 16, 1999, Mr. Landauer advised Mr. Sloane LTTR had executed a letter of intent with Mr. Sheinwald to purchase his Common Stock.

     On January 19, 1999, the Company received a copy of a letter of intent executed by LTTR and Sheinwald providing for the purchase by LTTR of 2,126,250 shares from Sheinwald (the "Sheinwald Shares") for up to $1,500,000, with a portion of the purchase price contingent upon developments in the Federal Investigation. Payment of one-half of the purchase price was made contingent upon the outcome of the Federal Investigation because of Mr. Landauer's belief that a negative outcome of the Federal Investigation could reduce the value of the Sheinwald Shares of Common Stock and that Mr. Sheinwald should bear some of the risks associated with such an outcome. The closing of the transaction was made contingent upon the approval of the Board of Directors of the Company on or before February 8, 1999, in accordance with Section 912 of the New York Business Corporation Law ("NYBCL"). Section 912 provides that unless certain conditions are met, no New York corporation may engage in a business combination with any shareholder that owns greater than a 20% interest in a company (an "Interested Shareholder") for a period of five years from the date that the shareholder became an Interested Shareholder, unless the transaction under which the shareholder became an Interested Shareholder was approved by the corporation's board of directors prior to its consummation. The presumption underlying Section 912 is that Interested Shareholders, by virtue of the amount of shares they own, have the ability to cause a corporation to enter into business combinations that are not favorable to other shareholders. Section 912 is intended to provide shareholders with protection from business combinations with Interested Shareholders or with affiliates of Interested Shareholders that are unfavorable to them. Since the Sheinwald Shares represented a 29.46% interest in the Company, Mr. Landauer would become an Interested Shareholder upon the consummation of LTTR's purchase of the Sheinwald Shares. Accordingly, he sought to obtain the approval of the Company's Board of Directors to that transaction in order avoid the restrictions on subsequent transactions with Company imposed by Section 912.

     On January 21, 1999, Messrs. Sloane, Landauer, Robert Garnsey, Vice President of LHS, and Bruce L. Ansnes, then Vice Chairman of the Board of the Company, met at Mr. Sloane's office to meet Mr. Sloane and to attempt to explore possible ways in which LTTR and the Company might work together for mutual benefit. The meeting was brief but Mr. Landauer expressed his belief that the Company's shareholder value would be best enhanced if the Company were to be sold.

     On February 3, 1999, LTTR and Sheinwald executed a Stock Purchase Agreement providing for the sale by Sheinwald to LTTR of the Sheinwald Shares, with the closing of the sale to be contingent upon, among other things, the approval of the Company's Board of Directors on or before February 8, 1999. The Board of Directors subsequently discussed the issue of LTTR's purchase of Sheinwald's shares and obtained advice from counsel. The Board acted by consensus in a telephone conversation on February 8, 1999 to determine not to grant such approval for LTTR's purchase of the Sheinwald Shares. The Board of Directors' decision was based on its belief that it should have additional time to explore other options to enhance shareholder value and to engage a financial advisor for the purpose of considering strategic alternatives. The Board did not wish to give Mr. Landauer an unfettered ability to engage in a business combination with the Company without being certain that this would be the best way to enhance shareholder value. Furthermore, the Board believed that if Mr. Landauer wished to pursue a subsequent transaction involving the Company, the Company's negotiating position would be stronger if it maintained all of the rights available to it under NYBCL Section 912.

     The consequences of the Board not approving Mr. Landauer's purchase of the Sheinwald Shares were that in order for Mr. Landauer to engage in a business combination with the Company he would be required to wait for a period of five years, unless the proposed business combination met certain conditions, described below.

     Following the execution of the Stock Purchase Agreement, Mr. Landauer requested to meet with the Board to discuss the matter. On February 4, 1999, the Board, via counsel, requested that Mr. Landauer provide a written proposal regarding his intentions and advised that the Board was unable to meet with Mr. Landauer at that time. Mr. Landauer's counsel responded on February 5, 1999 by letter reserving Mr. Landauer's rights as a shareholder of the Company and indicating that he would consider whether to complete the acquisition of the Sheinwald Shares despite the Board of Directors' not having approved such transaction.

     On February 11, 1999, the Company's Board of Directors held a meeting at which Pinnacle Advisory Group, L.C., an affiliate of Pinnacle Partners, Inc. ("Pinnacle Partners") was selected as the Company's financial advisor to, among other things, explore strategic alternatives to enhance shareholder value. The Board discussed the likelihood that Mr. Landauer would commence a hostile takeover and discussed the Company's vulnerability to a takeover and various anti-takeover defenses. It was determined that it was in the Company's best interests for the Company to amend its Certificate of Incorporation to provide for certain anti-takeover defenses including the classification of the Board of Directors into three classes, each having staggered three year terms, the limitation of persons entitled to call a special meeting of shareholders to the Chairman of the Board, the President and a majority of the Board of Directors, and the requirement of a two-thirds majority vote of either the Board of Directors or shareholders to amend the Company's Bylaws. The Board believed that these anti-takeover measures, if adopted by the shareholders, would make it more difficult for the Company to be acquired in a hostile takeover by Mr. Landauer, or any other acquirer, and would result in a potential acquirer having to negotiate with the Company, thereby maximizing the price that would be offered to the shareholders. The Board voted to reschedule the Company's Annual Meeting for March 23, 1999, in order to have sufficient time to modify the Company's proxy statement to include proposals regarding the anti-takeover measures.

     Also on February 11, 1999, the Company's counsel advised Mr. Landauer's counsel in a letter that any and all inquiries regarding the Company were to be directed to Mr. Sloane.

     On February 12, 1999, LTTR consummated its acquisition of Sheinwald's Shares, having waived the contingency regarding the approval of the Company's Board of Directors. The aggregate purchase price payable by LTTR for Sheinwald's Shares was $1,500,000, or $.715 per share, subject to adjustment. $600,000 of the purchase price was payable at closing. An additional $150,000 was paid on March 29, 1999. The balance of $750,000 is due and payable on March 31, 2000 or earlier if LTTR becomes reasonably assured that the Federal Investigation is no longer open and active. The $750,000 balance of the purchase price is subject to a reduction in an amount equal to the percentage interest which the Sheinwald Shares bear to the number of shares of the Company's Common Stock issued and outstanding on February 12, 1999, multiplied by the aggregate amount of any fines, penalties or restitution paid or payable by the Company or its subsidiaries with respect to the Federal Investigation, up to a maximum deduction of $150,000. In addition, the entire $750,000 balance on the purchase price will be canceled if on or prior to March 31, 2000, Mr. Sheinwald, the Company, or any of the Company's subsidiaries is indicted in connection with the Federal Investigation, and 50% or more of the payments from Medicare or Medicaid to the Company and its subsidiaries on a consolidated basis are placed on a withhold or suspended for more than 60 days as a result of the indictment or provider numbers are withdrawn, canceled or terminated.

     As indicated above, the significance of LTTR concluding its purchase of the Sheinwald Shares without the approval of the Board was that any subsequent business combination between the Company and LTTR, Mr. Landauer, or their affiliates, had to meet the conditions set forth in Section 912 of the NYBCL. The proposed Merger meets all of the required conditions. A description of the conditions imposed by NYBCL Section 912 follows, with an explanation of the manner in which the conditions are satisfied:

     (i) The price paid would have to equal at least the higher of (a) the highest price per share paid by Mr. Landauer or his affiliates at a time that they were owners of five percent or more of the outstanding capital stock of the Company for any Common Stock during the five year period immediately preceding the Merger or the five year period immediately prior to LTTR's purchase of the Sheinwald Shares, whichever is higher, plus interest compounded annually from such date through the consummation date of the Merger at the rate for one-year United States treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash, per share of common stock since such date, up to the amount of such interest and (b) the market value per share of the Common Stock on the announcement date of the Merger or the date of LTTR's acquisition of the Sheinwald Shares, whichever is higher, plus interest compounded annually from such date through the consummation date of the Merger at the rate for one-year United States treasury obligations from time to time in effect, less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash, per share of common stock since such date, up to the amount of such interest.

     The Merger Price qualifies under all of the foregoing tests. Mr. Landauer purchased 50,000 shares from Allan Goldfeder for $1.00 per share on March 12, 1999, which was the highest price paid by him and his affiliates for the Company's Common Stock in any transaction through the date hereof. The market value of the Company's common stock on the date LTTR purchased the Sheinwald Shares (February 12, 1999) and the date of the announcement of the proposed Merger (April 7, 1999) was $.625 and $1.00, respectively.

     (ii) The consideration to be received by holders of Common Stock must be paid in cash, or in the same form as that paid by Mr. Landauer in his acquisition of the Sheinwald Shares and must be distributed promptly.

     LTTR paid cash for the Sheinwald Shares. If the Merger is consummated, the Merger Price will be paid promptly to the shareholders (other than LHS, Mr. Landauer and their affiliates) in cash.

     (iii) The holders of all outstanding shares of Common Stock not beneficially owned by Mr. Landauer must be entitled to receive the Merger Price.

     All unaffiliated shareholders are entitled to receive the Merger Price upon the consummation of the Merger.

     (iv) Mr. Landauer may not become the beneficial owner of any additional shares of Common Stock between the date of the purchase of the Sheinwald Shares and the consummation of the Merger, other than in business combinations permitted under NYBCL Section 912, or pursuant to stock splits, stock dividends or other distributions of stock that did not constitute a business combination.

     Although the purchase by Mr. Landauer of 50,000 shares of Common Stock from Alan Goldfeder on March 12, 1999 was consummated between the date of purchase of the Sheinwald Shares and the consummation of the Merger, the transaction by which Mr. Goldfeder's shares of Common Stock were purchased met the requirements of Section 912 described in paragraphs (i) and (ii) above, using the purchase of the Sheinwald Shares for price measurement, thus making the acquisition of Mr. Goldfeder's shares of Common Stock permissible under NYBCL Section 912.

     The failure by LTTR to obtain the approval of the Board of Directors for its purchase of the Sheinwald Shares currently presents no obstacle to the Merger due to full compliance with the requirements of NYBCL Section 912. If Mr. Landauer or any of his affiliates make any further purchases of Common Stock in the open market or otherwise prior to the consummation of the Merger, the circumstances of such transaction could result in the Merger Price no longer being adequate under NYBCL Section 912 and result in the Merger being invalid unless all of the provisions of NYBCL Section 912 are complied with.

     Also on February 12, 1999, LTTR and Alan J. Landauer jointly filed a
Schedule 13D with the Commission indicating that they had obtained beneficial ownership of 2,126,250 shares of Common Stock from Mr. Sheinwald, in addition to 12,000 shares of Common Stock Mr. Landauer had purchased in the open market (the "Schedule 13D"). Mr. Landauer is the sole member and Managing Director of LTTR. In the Schedule 13D, LTTR and Mr. Landauer reported that their purpose in acquiring Mr. Sheinwald's Common Stock was an investment, but that LTTR intended to review the business affairs and financial position of the Company and that based upon such review may consider from time to time various alternative courses of action both with respect to the business of the Company and with respect to LTTR's equity position therein.

     Also on February 12, 1999, Mr. Landauer's counsel, in a letter to the Company's counsel, requested a meeting between Messrs. Landauer and Sloane any time after February 19, 1999.

     Also on February 12, 1999, the Company formally engaged Pinnacle Partners to serve as the Company's financial advisor to, among other things, explore strategic alternatives available to the Company to enhance shareholder value. Pinnacle Partners is a private investment banking firm that provides financial advisory services to middle market healthcare companies throughout the United States. Pinnacle Partners was selected as the Company's financial advisor based upon its reputation, expertise in advising healthcare companies and the presentation made by it to the Company's Board of Directors. Mr. Sloane was aware of Pinnacle Partners reputation and contacted principals of Pinnacle Partners to discuss the Company's situation and needs and the various ways in which Pinnacle Partners could provide assistance in exploring strategic alternatives to enhance shareholder value. Based upon Mr. Sloane's conversations with Pinnacle Partners, Mr. Sloane recommended to the Board of Directors that Pinnacle Partners be engaged as the Company's financial advisor. Pinnacle Partners made a presentation to the whole Board of Directors and was approved by the Board of Directors based upon its experience, reputation and the Company's needs.

     On February 24, 1999, the Company filed an amended preliminary proxy statement for its Annual Meeting with the Commission which included proposals to amend the Company's Certificate of Incorporation to provide for the adoption of a classified Board of Directors, limitations on the persons entitled to call a special meeting of shareholders and the requirement of a two-thirds vote of shareholders to amend the Company's By-Laws. The amended preliminary proxy statement set the date of the Annual Meeting and the record date for determining shareholders entitled to vote at the Annual Meeting as February 17, 1999.

     On February 26, 1999, Messrs. Sloane and Landauer met at Mr. Landauer's office. At that meeting, Mr. Landauer indicated an interest in purchasing Mr. Sloane's Common Stock for $.90 to $1.00 per share. Mr. Sloane rejected the offer and Mr. Landauer subsequently increased his offer to $1.00 to $1.10 per share. Mr. Sloane rejected the offer and advised Mr. Landauer that he would act in the best interest of all of the Company's shareholders and would not entertain an offer for only his holdings. Mr. Landauer subsequently made a proposal to purchase all of the remaining outstanding Common Stock at a price of $1.00 to $1.10 per share. Mr. Sloane subsequently reported the offer to the other directors and consulted with Pinnacle Partners regarding Mr. Landauer's offer. On February 26, 1999, the closing price of the Company's Common Stock was $.75.

     On March 10, 1999, the Board of Directors engaged Georgeson & Company ("Georgeson") as proxy solicitors in connection with the agenda to be voted on at the Annual Meeting, with a particular focus on the proposals to amend the Certificate of Incorporation. At or about the same time, both Georgeson and the Company's transfer agent, Continental Stock Transfer & Trust Company ("Continental"), informed the Company and the Company's counsel that even though the inquiries had been made by the Company to brokers regarding Common Stock held by them in street name, the brokers required additional time to obtain specific voting instructions from their clients because brokers do not have discretionary authority to vote on behalf of their clients regarding amendments to a company's certificate of incorporation. Georgeson and Continental both advised the Company that most brokers would not be able to obtain such specific voting instructions prior to March 23, 1999.

     On March 12, 1999, Louis Rocco, Saverio D. Burdi, Donald Fargnoli, Wade Wilson and Allan Goldfeder entered into a Shareholders' Agreement with Mr. Landauer pursuant to which they agreed to vote their shares of the Company's common stock in accordance with decisions of Mr. Landauer with respect to the election and removal of directors of the Company and granted an irrevocable proxy to Mr. Landauer for that purpose. In addition, they agreed to cause the

Company to have a Board of five persons of which three would be designees of Mr. Landauer. The Shareholder Agreement terminates on March 12, 2000.

     On March 12, 1999, Mr. Landauer sent a letter to Mr. Sloane stating that he intended to nominate three directors for election at the Annual Meeting.

     On March 18, 1999, Mr. Landauer filed an amended Schedule 13D (the "Amended
Schedule 13D") indicating that he had been granted irrevocable proxies by several of the Company's shareholders, including Donald Fargnoli, Allan Goldfeder, Louis Rocco, Saverio Burdi and Wade Wilson, pursuant to a Shareholders Agreement (the "LTTR Shareholders Agreement"), to vote on the election or removal of directors. Additionally, pursuant to the LTTR Shareholders Agreement, the foregoing shareholders agreed that they would cause the Company to have a Board of Directors consisting of five directors, three of whom would be nominees of Mr. Landauer. Further, on the Amended Schedule 13D, Mr. Landauer reported his purchase of an additional 50,000 shares of Common Stock from Allan Goldfeder on March 12, 1999, bringing LTTR and Mr. Landauer's holdings of Common Stock to 2,188,250 shares.

     On March 22, the Company's Board of Directors met with Pinnacle Partners to discuss potential strategic alternatives available to the Company to enhance shareholder value. At such meeting, representatives of Pinnacle Partners, participating via teleconference, reviewed and discussed with members of the Board of Directors a variety of strategic alternatives that they had evaluated on behalf of the Company, including a sale or merger of the Company, a leveraged buyout of the Company, an acquisition and consolidation strategy and a continuation of the Company's business plan on a status quo basis. Pinnacle Partners reviewed the feasibility of each of the alternatives discussed in the preceding sentence, and, following the conclusion of its presentation, recommended to the Board of Directors that it pursue a sale or merger of the Company to attempt to enhance shareholder value. Representatives of Pinnacle Partners were authorized to commence activities designed to solicit interest from parties interested in acquiring or entering into a merger transaction with the Company. Pinnacle Partners was also advised that Mr. Sloane would continue negotiations with Mr. Landauer regarding Mr. Landauer's proposal to acquire the Company. At such meeting, Pinnacle Partners indicated that, in their view, the proposal by Mr. Landauer to acquire the Company also represented an attractive alternative to the Company.

     Also on March 22, 1999, the Board of Directors determined that based on the results of the proxy solicitation reported by Georgeson and Continental, the majority of shareholders whose Common Stock was held in the name of brokers would not be represented at the Annual Meeting on the issue of the proposals to amend the Company's certificate of incorporation because of the need for the brokers to obtain specific instructions with regard to these proposals. As a result, the Board of Directors determined to postpone the Annual Meeting until April 8, 1999, which would give brokers enough time to gather voting instructions on the proposals to amend the Company's certificate of incorporation without having to change the record date for the Annual Meeting. An addendum to the definitive proxy materials was mailed to the shareholders and a press release was issued on March 22, 1999 reporting the new Annual Meeting date.

     Effective March 23, 1999, Mr. Bruce L. Ansnes and Dr. Bernard M. Kruger resigned from the Board of Directors of the Company for personal reasons.

     On March 24, 1999, Messrs. Sloane and Landauer met at Mr. Landauer's office. After continued negotiations between Mr. Sloane and Mr. Landauer, Mr. Landauer increased his prior offer for the outstanding Common Stock to $1.10 per share. Mr. Sloane indicated that he needed to consult with representatives of Pinnacle Partners regarding the new proposal and to review the proposal with the Board of Directors. On March 24, 1999, the closing price of the Company's Common Stock was $.75. An initial draft of a letter of intent was prepared by Mr. Landauer's counsel and distributed to Dean Sloane on March 29, 1999. The letter of intent provided for LTTR to acquire, by way of merger, all of the outstanding Common Stock for a purchase price of $1.10 per share. The letter of intent contemplated that Dean Sloane and Craig V. Sloane would enter into consulting agreements, including a covenant not to compete with the Company, but the fee payable to Messrs. Sloane was left open. It also contemplated that Messrs. Sloane and other shareholders of the Company associated with them would enter into a shareholders agreement in which they would agree to vote their shares of Common Stock in favor of the Merger and grant a proxy to Mr. Landauer. An exclusivity letter was also distributed to Mr. Sloane which provided that LTTR would have the exclusive right for a period of 45 days to negotiate a definitive agreement to acquire the Company.

     Thereafter, Mr. Sloane, after consultation with counsel and representatives of Pinnacle Partners, spoke directly with Mr. Landauer and an agreement was reached by them to increase the proposed purchase price to $1.20 per share, subject to the negotiation of a definitive agreement, the approval of the Company's Board of Directors, and a determination by the Board of Directors regarding the fairness of the transaction. Messrs. Sloane's personal counsel negotiated the terms of the consulting agreements with Mr. Landauer's counsel. A second draft of the letter of intent was circulated by Mr. Landauer's counsel on April 5, 1999. In the second draft, the purchase price for all of the outstanding common stock was increased to $1.20 per share and the annual consulting fees payable to Dean Sloane and Craig V. Sloane following the consummation of the Merger were set at $110,000 and $26,000 per year, respectively. It was also provided that the financial obligations under the consulting agreements (i) would accelerate upon a change in control of LTTR, which would include a change in control involving an affiliate of LTTR and (ii) would be guaranteed by Alan J. Landauer.

     Between March 24, 1999 and April 6, 1999, Mr. Sloane consulted with representatives of Pinnacle Partners regarding the proposal by Mr. Landauer to acquire the outstanding Common Stock for $1.20 per share. Mr. Sloane requested that Pinnacle Partners prepare an analysis in order to evaluate the fairness of the proposed Merger.

     The Company and LTTR executed a letter of intent effective April 6, 1999 providing for the purchase by LTTR or one of its affiliates of all of the Company's issued and outstanding Common Stock for the price of $1.20 per share (the "Merger Price"), conditioned upon the successful negotiation of a definitive written agreement and the approval of the Company's shareholders. The exclusivity period under the letter of intent between the Company and LTTR was extended by supplemental letters dated May 17, 1999 and May 28, 1999. Also effective April 6, 1999, Dean L. Sloane, Mary Sloane, Joshua Sloane, Craig V. Sloane, and The Sloane Family Foundation executed a letter of intent pursuant to which they each agreed, for a period of forty-five business days, or such earlier time as negotiations on a definitive Merger Agreement between LTTR and the Company terminate, not to transfer, encumber, or engage in any discussions or negotiations with respect to their shares of Common Stock. The closing price of the Company's Common Stock on April 6, 1999 was $.50.

     At the Annual Meeting held on April 8, 1999, Messrs. Bruce L. Ansnes and Craig V. Sloane and Dr. Bernard M. Kruger did not seek re-election to the Board, although their names appeared as nominees on the Proxies solicited by the Company. The three nominees proposed by Mr. Landauer, including Messrs. Landauer, Thomas C. Blum and Gary J. Spirgel, were elected to the Board of Directors, together with incumbent directors Dean L. Sloane and Louis Rocco, and Mr. Landauer was elected Chairman of the Board of the Company. The proposals regarding the adoption of amendments to the Company's Certificate of Incorporation were approved, as was the ratification of the appointment of the Company's auditors. The proposal regarding the reverse stock split failed.

     At the Board of Directors meeting following the Annual Meeting, a Special Committee of independent members of the Board of Directors comprised of Messrs. Sloane, Spirgel and Rocco was appointed to evaluate the Merger, negotiate the terms of the Merger Agreement, and to determine whether the transaction was fair and in the best interests of the Company and the unaffiliated shareholders. The Special Committee was delegated with the authority to approve the transaction in its discretion. The Special Committee received no direction from the Board of Directors other than to conduct the aforesaid evaluation. Messrs. Sloane, Spirgel and Rocco were appointed to the Special Committee, because none of them had any prior material business affiliation with Mr. Landauer or any of his affiliates. Messrs. Spirgel and Landauer were business acquaintances. In February 1999, Mr. Spirgel performed a three-day consulting assignment for LHS. The Board believed that Messrs. Sloane, Spirgel and Rocco were in the best position to adequately represent the interests of the unaffiliated shareholders of the Company and to determine if the purchase price of $1.20 per share, which had been proposed in the April 8, 1999 letter of intent, was fair from a financial point of view to the unaffiliated shareholders. Mr. Sloane conducted the principal negotiations of the Merger Agreement with Mr. Landauer, with the assistance of counsel, and regularly consulted with Messrs. Rocco and Spirgel on the status of the negotiations. Messrs. Sloane, Rocco and Spirgel received all copies of drafts of the transaction documents which were circulated by Mr. Landauer's counsel, and provided input to the Special Committee's counsel which was incorporated into the negotiations. None of the members of the Special Committee received any compensation for their service. The Special Committee retained Pinnacle Partners to assist in evaluating the transaction to render an opinion regarding the fairness of the Merger. The Special Committee also retained Nordlicht & Hand, counsel to the Company, to act as counsel to the Special Committee for the purpose of negotiating the Merger Agreement and providing advice to the Special Committee on legal matters.

     Information regarding the prior involvement of the members of the Special Committee with the Company, Mr. Landauer, or Mr. Landauer's affiliates, and relationships they will have with the Company, Mr. Landauer and affiliates of the Company and Mr. Landauer after the Merger is consummated, is as follows:

     Dean L. Sloane - At the time of the selection of the Special Committee, Mr. Sloane had been a Director of the Company since its formation, had served as Chairman of the Board since July 1997, and owned 1,388,000 shares, constituting 19.38% of the Company's total issued and outstanding stock. Subsequent to the Merger, Mr. Sloane will receive a three year consulting agreement from the Company for annual aggregate fees of $110,000.

     Gary J. Spirgel - Prior to his election to the Board on April 8, 1999, Messrs. Spirgel and Landauer were business acquaintances. In February 1999, Mr. Spirgel performed a three-day consulting assignment for LHS. Since April 15, 1999, he has been the Chief Operating Officer of LHS.

     Louis Rocco - At the time of the selection of the Special Committee, Mr. Rocco had served as Vice President of the Company, President of its Metropolitan Respirator Service subsidiary since May 10, 1997, and as a Director of the Company since March 1998, and owned 293,056 shares, constituting 4.09% of the Company total issued and outstanding stock. Mr. Rocco joined the Company in May 1997 following the Company's acquisition of Metropolitan. As part of that transaction, the Company paid to Mr. Rocco for his interest in Metropolitan $1,063,502 in cash and a $1,302,182 promissory note bearing interest at the rate of 6% per annum. In March 1998, Mr. Rocco converted 80% of the promissory note for 293,506 shares of the Company's common stock plus cash of $73,000. The balance of the promissory note is being paid in monthly installments of $10,000. Mr. Rocco is also party to an Employment Agreement with the Company which provides for base annual compensation of $225,000 and has a term which expires on May 10, 2004. Mr. Rocco's Employment Agreement provides that he will not compete against the Company during the term of the Agreement and for a period of one year thereafter. On March 12, 1999, Mr. Rocco, along with Saverio D. Burdi, Donald Fargnoli, Wade Wilson and Allan Goldfeder entered into the LTTR Shareholders Agreement with Mr. Landauer pursuant to which they agreed to vote their shares of the Company's common stock in accordance with decisions of Mr. Landauer with respect to the election and removal of directors of the Company and granted an irrevocable proxy to Mr. Landauer for that purpose. In addition, they agreed to cause the Company to have a Board of five persons of which three would be designees of Mr. Landauer. The LTTR Shareholders Agreement terminates on March 12, 2000.

     A first draft of the Merger Agreement was prepared by Mr. Landauer's counsel and circulated to the parties on April 20, 1999. The principal areas of dispute between the parties concerned the following issues which were proposed by LHS and objected to by the Special Committee:

     (i) The imposition of a termination fee of $350,000 in the event the Merger was not consummated due to the Company's breach or if the Merger failed to receive the necessary approval of shareholders. The Special Committee's position was that a termination fee should be paid only if the Company received and accepted a superior offer;

     (ii) The funding of the fund for payment of the Merger Price after the effective date of the Merger, rather than prior to the Merger;

     (iii) The requirement for representations and warranties of the Company to be correct on the date of the consummation of the Merger, which was objected to by the Special Committee on the grounds that the Company may become subject to circumstances beyond its control which could render certain representations untrue;

     (iv) The inclusion of a condition to LHS' obligation to consummate the transaction that the number of dissenting shares not exceed 5% of the total outstanding Common Stock (other than Common Stock owned by Mr. Landauer and his affiliates);

     (v) The inclusion of a condition to LHS' obligation to consummate the transaction that it obtain all of the financing it required to consummate the Merger; and

     (vi) The absence of any agreement from LHS to provide the Company with indemnification for any liability resulting from material misstatements or omissions in information provided by LHS for inclusion in the Proxy Statement.

     Counsel to the Special Committee, Nordlicht & Hand, reviewed the Merger Agreement with the members of the Special Committee and provided comments to Mr. Landauer's counsel on May 17, 1999. The attorneys then discussed the issues and reviewed the open points and the other party's positions with their respective clients. The issues were resolved as follows:

     (i) Regarding the termination fee, Mr. Landauer's position was that the $350,000 was reasonable in light of the expenses incurred by him associated with the transaction and amounted to only approximately $.05 per share based on the total number of shares of Common Stock outstanding. After several discussions between counsel and discussions by each counsel with its respective clients, Mr. Sloane, as Chairman of the Special Committee, agreed to this point, with the agreement of the other members of the Special Committee.

     (ii) The Special Committee agreed that the payment fund would be funded after the effective date of the Merger, believing there was little or no risk that it would not be funded.

     (iii) Mr. Landauer agreed that the Company would not be responsible if events beyond its control caused any of its representations to be untrue. At the Special Committee's request, Mr. Landauer agreed that LHS would not consider the Company to be in breach of any representation which Mr. Landauer knew to be untrue by virtue of information he obtained in his capacity as Chairman of the Board or through his due diligence activity.

     (iv) As to the issue regarding the closing condition that not more than 5% of the shares exercise dissenters' rights, Mr. Landauer's position was that he might not want to proceed with the transaction if a large number of shares dissented from the transaction. After discussions among counsel and between Messrs. Sloane and Landauer, Mr. Sloane agreed to this point, with the agreement of the other members of the Special Committee.

     (v) As to the issue regarding the closing condition that LHS obtain financing, although Mr. Landauer obtained a commitment from his lenders for the financing of the Merger while negotiations were continuing, he nevertheless requested that the condition remain in the event the financing fell through. Mr. Sloane, with the approval of the other members of the Special Committee, agreed to this point, believing that the risk that Mr. Landauer would not obtain financing was low.

     (vi) As to the issue regarding LHS indemnifying the Company for any material misstatements or omissions in materials provided by LHS for inclusion in the Proxy Statement, Mr. Landauer agreed to this point.

     The foregoing points were reflected in a second draft of the Merger Agreement that was distributed on May 20, 1999. Thereafter, several revised drafts with minor wording changes were circulated. The final draft of the Merger Agreement was circulated on June 14, 1999.

     On May 19, 1999, the Special Committee held a telephonic meeting at which Mr. Sloane reported that an agreement with Mr. Landauer regarding the Merger had been reached, subject to approval of the Special Committee. The Company's legal advisors reported on the status of the negotiations and the remaining issues in the Merger Agreement. The Special Committee discussed the draft of the fairness opinion provided by Pinnacle Partners. The Special Committee also discussed the potential benefits and risks of the transaction, as well as the status of the Company and the potential risks of not entering into a transaction. At the conclusion of the meeting, the Special Committee of the Board of Directors unanimously agreed to enter into the Merger Agreement, subject to satisfactory resolution of the remaining issues in the Merger Agreement.

     On June 7, 1999, a meeting of the Board of Directors was held to discuss the Merger. Pinnacle Partners (participating via telephone) reviewed with the Board of Directors the financial and other analyses performed by Pinnacle Partners in connection with its evaluation of the Merger Price. After review of its material, Pinnacle Partners rendered to the Special Committee an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated June 15, 1999) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein (including a discussion with the Company's certified public accountants), the Merger Price was fair, from a financial point of view, to the holders of Common Stock (other than Alan J. Landauer, LTTR and their affiliates, including the Sloane Group, as to which Pinnacle Partners was not requested to express an opinion). The Board of Directors subsequently ratified the action of the Special Committee in approving the Merger.

     On June 14, 1999, the Merger Agreement was executed, and the parties issued a joint press release announcing the Merger.

     On June 15, 1999, a telephonic meeting of the Special Committee was held at which Pinnacle Partners reviewed certain adjustments in the calculations upon which the fairness opinion was based, but indicated that the adjustments were immaterial and did not impact its opinion of the fairness of the Merger. The Special Committee then ratified its prior decision to approve the Merger.

FAIRNESS OF THE TRANSACTION

     The Company and Alan J. Landauer, LHS, LTTR and Merger Sub (collectively, the "Landauer Group") each reasonably believe that the transaction is fair to the unaffiliated shareholders for the following reasons:

     (i) The interests of the unaffiliated shareholders were adequately represented through the appointment of the Special Committee to negotiate the terms of the Merger (other than the Merger Price, which had previously been established in the April 6, 1999 letter of intent) and consider the fairness of the transaction, the appointment of Pinnacle Partners as financial advisor to render an opinion on the fairness of the transaction, including the Merger Price, and the engagement of Nordlicht & Hand, counsel to the Company, to act as counsel to the Special Committee in connection with the negotiation of the Merger Agreement;

     (ii) The fact that the Merger Price of $1.20 per share exceeded the trading price of the Company's Common Stock on the day the Merger Agreement was executed (the closing price of the Common Stock on June 14, 1999 was $.6875;

     (iii) The fact that the Merger Price exceeded the average historical market prices of the Company's Common Stock during the nine months preceding the date the Merger Agreement was executed;

     (iv) The fact that the Merger Price exceeded the $.715 per share paid by LTTR for the Sheinwald Shares and the $1.00 per share paid by Mr. Landauer to Alan Goldfeder for 50,000 shares on March 12, 1999;

     (v) The availability of the rights granted to dissenting shareholders under
Section 623 of the NYBCL. Such rights would allow any shareholder who believed that the $1.20 per share price offered by LHS was insufficient to seek an opportunity to so assert under New York law;

     (vi) The fact that the only other proposal received by the Company was an offer to merge with another entity which would have resulted in a stock transaction where the shareholders would own only 20% of the combined companies. That offer was rejected by the Company on the grounds that the consideration offered was inadequate;

     (vii) The fact that the Merger was approved by a majority of the Directors who are not employees of the Company;

     (viii)The uncertainty that the shareholders could sell their Common Stock for at least $1.20 per share if the Merger were not consummated; and

     (ix) The fact that the Merger Price is greater than the Company's net book value per share of $.66 as of March 31, 1999.

     The Company and the Landauer Group are aware that the Merger has not been structured to require the approval of at least a majority of the unaffiliated shareholders. Rather, the approval of two-thirds of the outstanding shares is required for the approval of the transaction. The Company and Mr. Landauer further note that Mr. Landauer, through shares owned directly or indirectly by him and proxies granted to him by the Sloane Group, controls the vote of 59.30% of the outstanding Common Stock. The Company and the Landauer Group also were aware that the Directors who are not employees of the Company did not retain an unaffiliated representative to act solely on behalf of the unaffiliated security holders for the purpose of negotiating the terms of the Merger. Rather, the negotiations were principally conducted by Dean L. Sloane, as Chairman of the Special Committee, in conjunction with counsel. In addition, the

Company and the Landauer Group each have taken into account that the Merger Price was established in the letter of intent and prior to the formation of the Special Committee, but each of them note that Pinnacle Partners subsequently issued a fairness opinion in which it determined that the Merger Price was fair to the unaffiliated shareholder. The Company's liquidation value and going concern value were not given significant weight. Notwithstanding the foregoing, the Company and the Landauer Group believe that the reasons supporting the fairness of the Merger set forth above are significant and outweigh these other factors.

THE COMPANY'S REASONS FOR THE MERGER

     The Special Committee has determined that the Merger is fair and in the best interests of the Company and its shareholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" THE MERGER.

     In determining to recommend that the Company's shareholders vote FOR the Merger, the Special Committee considered a number of factors, including the following:

     (i) The current and historical financial condition, results of operations and resources of the Company, including the need to replace its $2,500,000 line of credit with The Bank of New York (the "Bank"). The Company has drawn down approximately $2,500,000 under the line. In July 1997, the Bank notified the Company that it put a $2,500,000 cap on borrowings until the uncertainty involving the Federal Investigation was resolved. The credit facility is callable by the Bank at any time. The Bank has transferred the administration of the credit facility within the Bank to its Asset Recovery Department. The Merger, if consummated, would provide the Company with sufficient capital to satisfy its obligations to the Bank and to take advantage of market opportunities.

     (ii) The projected financial condition, results of operations, prospects and strategic objectives of the Company in the health care industry, as well as the risks involved in achieving those objectives given the current economic and market conditions effecting the Company. Consummation of the Merger would remove from the Company's shareholders the substantial risks inherent in the health care industry, although it would also eliminate the ability of the shareholders to participate in any future growth in the value of the Company.

     (iii) The efforts conducted by the Company with the assistance of Pinnacle Partners in exploring strategic alternatives to enhance shareholder value. The Company had received only one prior expression of interest in a transaction. The Company believes that the Merger is the only alternative available to it to accomplish the foregoing purposes. In December, 1998, the Company's Directors received an expression of interest from an unaffiliated third party to merge with the Company. The interested party met with Dean L. Sloane, then Chairman of the Board of the Company, on December 29, 1998 for a preliminary discussion regarding their interest. Messrs. Sloane and Bruce L. Ansnes, then Vice Chairman of the Board, subsequently met with the interested party at their attorney's office on February 4, 1999, at which time the party made a proposal to enter into a merger with the Company pursuant to which the Company's shareholders would receive 20% of the combined entity. Messrs. Sloane and Ansnes advised the party that proposed the transaction did not provide a sufficient return to the shareholders. Representatives of Pinnacle Partners met in person with representatives of the party that submitted the other proposal to fully investigate such proposal and determined that such proposal was not attractive to the Company's unaffiliated shareholders. The inquiring party was invited to increase their proposal, but no subsequent offer was provided. Other than LHS, no party has indicated to the Company any interest in entering into a transaction with the Company that would accomplish the foregoing purposes. Since Mr. Landauer made his intentions regarding the Company publicly known in his
Schedule 13D filing and amendments thereto, no other party has expressed an interest in acquiring the Company. Pinnacle Partners did not identify any party that was interested in pursuing a transaction with the Company. As a result of the foregoing, the Special Committee believed that there was no alternative transaction immediately available which was as favorable to the Company's shareholders as the proposed Merger.

     (iv) The risks to the Company associated with the pending Federal Investigation. If the Company is charged with criminal wrongdoing and it is determined that the Company engaged in criminal wrongdoing, the Company will be subject to criminal penalties, which may include fines of up to $1,000,000 or more and an order of restitution, would be terminated as a Medicaid and Medicare services provider, and could also be at the risk of having its contracts with private insurers and other non-governmental agencies terminated. Additionally, even if the Company is not charged with criminal wrongdoing itself, but one of its past or present officers or employees is convicted of crimes related to his employment, the Company could be terminated as a Medicaid and Medicare provider. In these circumstances, although the Company would not be subjected to automatic exclusion from such programs, it could be at risk of having its contracts with private insurers and other non-governmental agencies terminated.

     (v) The Special Committee's belief that the Merger Price permitted the Company's shareholders to recognize with certainty $1.20 per share in cash for all their shares, whereas, without the Merger, the ability of the shareholders of the Company to realize the Merger Price would be uncertain and subject to contingencies beyond the Company's control.

     (vi) The delisting of the Common Stock from trading in the Nasdaq Small Cap Market, effective March 31, 1999. Because of the lack of trading volume of the Common Stock and the absence of market makers to enact transactions in the over-the-counter market, the Company's shareholders are limited in their ability to liquidate their holdings.

     (vii) The availability of the rights granted to dissenting shareholders under Section 623 of the NYBCL. Such rights would allow any shareholder who believed that the $1.20 per share price offered by LHS was insufficient to seek an opportunity to so assert under New York law.

     (viii)The likelihood that the Merger would be consummated, including the likelihood of satisfying the conditions to the consummation of the Merger contained in the Merger Agreement.

     (ix) The experience, reputations and financial condition of persons controlling LHS.

     (x) The recommendation of the Company's management in favor of the Merger.

     (xi) The expectation that the Merger would result in an increased market share, economies of sale, and a maximization of efficiency.

     (xii)The terms of the Merger Agreement and the proposed Merger are the result of negotiations by representatives of the Company and the Special Committee and representatives of LHS. Although termination of the Merger Agreement, under certain circumstances, would obligate the Company to pay a $350,000 termination fee and reimburse expenses, the Special Committee believes that these provisions would not materially impede another serious possible acquirer and would allow the Board of Directors to fulfill its fiduciary obligations to consider a superior proposal if one were received.

     (xiii)The Special Committee's observation that the trading price of the Common Stock was consistently below the price that was offered by LHS to unaffiliated shareholders of the Company. The closing price of the Common Stock reported on the OTC Bulletin Board on May 18, 1999 was $.75 per share.

     (xiv) Pinnacle Partners' presentation to the Board of Directors on June 7, 1999 and Pinnacle Partners' written opinion dated June 15, 1999 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Merger Price to be received in the Merger by the holders of Common Stock (other than Alan J. Landauer, LTTR and their affiliates, including the Sloane Group, as to which Pinnacle Partners was not requested to express an opinion) was fair from a financial point of view to such holders.

     The Special Committee also gave significant weight to Pinnacle Partner's presentation and opinion that the Merger Price was fair to the unaffiliated shareholders. The Special Committee believed that the Federal investigation, the cap placed on the Company's borrowings by its bank, and the delisting of the Company's securities by the Nasdaq Small Cap Market presented serious risks to the shareholders' ability to realize a return on their investment. The loss of the Company's Medicaid and Medicare provider numbers, if the Company was found guilty of wrongdoing in the Federal investigation, would have a material adverse effect on the Company's ability to continue its business. The Company's ability to grow and take advantage of market opportunities has been seriously hampered by the lack of available cash. The ability of the Company's shareholders to freely trade the Common Stock has been hindered due to the delisting of the Company's securities by the Nasdaq Small Cap Market. The certainty presented by Mr. Landauer's offer of $1.20 per share and the elimination of these risks to the shareholders were significant factors in the Special Committee's recommendation of the Merger. The Special Committee also gave weight to the lack of immediately available alternative transactions that would achieve the purposes of the Merger. Weight was also given to the fact that at no time during the six months prior the execution of the letter of intent on April 6, 1999 had the closing price of the Company's stock exceeded $1.20. The Special Committee also considered that there was a strong likelihood that the necessary vote of two-thirds of the outstanding shares for the approval of the Merger would be obtained. Consideration was also given to the fact that LTTR paid $.715 per share for the Sheinwald Shares and that Mr. Landauer paid $1.00 per share for 50,000 shares to Alan Goldfeder. The price being offered to unaffiliated shareholders in the Merger is higher than the price paid in both of such transactions.

     The Special Committee considered that the Merger has not been structured to require the approval of at least a majority of the unaffiliated shareholders. Rather, the approval of two-thirds of the outstanding shares is required for the approval of the transaction. The Special Committee also considered that Mr. Landauer, through shares owned directly or indirectly by him and proxies granted to him by the Sloane Group, controls the vote of 59.30% of the outstanding Common Stock. The Special Committee considered that the Directors who are not employees of the Company did not retain an unaffiliated representative to act solely on behalf of the unaffiliated security holders for the purpose of negotiating the terms of the Merger. Rather, the negotiations were principally conducted by Dean L. Sloane, as Chairman of the Special Committee, in conjunction with counsel. In addition, the Special Committee considered that the Merger Price was established in the letter of intent and prior to the formation of the Special Committee, but believed that any concern was mitigated by Pinnacle Partners' opinion regarding the fairness of the Merger Price. The Special Committee was aware that the Merger Price is less than the Company's net book value per share of $1.42 as of March 31, 1999. The Company's liquidation value and going concern value were not given significant weight. Notwithstanding the foregoing, the Special Committee concluded that the reasons supporting the fairness of the Merger set forth in the preceding paragraph are significant and outweigh these other factors.

     The foregoing discussion of the information and factors considered by the Special Committee is not meant to be exhaustive, but includes all material factors considered by it. In view of the variety of factors considered, the Special Committee did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Special Committee may have given different weights to different factors.

     The Special Committee was aware of the interests and involvement of Mr. Landauer and his affiliates in connection with the Merger negotiations and the potential for conflict. However, although LTTR and Mr. Landauer have voting control of over fifty percent of the outstanding Common Stock, they do not alone control a sufficient percentage of the outstanding Common Stock to approve the Merger. Also, with the exception of Gary J. Spirgel, the members of the Special Committee that studied the fairness of the Merger are not associates of LHS, LTTR or Mr. Landauer. The members of the Special Committee, which negotiated the final terms of the Merger Agreement, included Dean L. Sloane and Louis Rocco, the remaining two members of the Board of Directors that existed prior to the Annual Meeting, and Mr. Spirgel. All of the members of the Special Committee believe that the approval of the Merger is fair and in the best interests of the Company. The Special Committee does not believe that LTTR and Mr. Landauer used their stock position to better their economic position in connection with the Merger. See "Special Factors - Interests of Certain Persons in the Merger."

     The Special Committee did not perform a formal independent analysis of the financial fairness of the Merger, but did rely on the Pinnacle Partners Opinion, described below. In consideration of the role of the Special Committee and the engagement of Pinnacle Partners and the Company's outside legal counsel, the Special Committee did not appoint an unaffiliated representative to act solely on behalf of the unaffiliated holders of the Common Stock.

THE LANDAUER GROUP'S REASONS FOR THE MERGER

     The Landauer Group believes that the business of the Company and its affiliates is complementary with the business of LHS and that the Merger will benefit the companies by resulting in enhanced bargaining power with vendors, greater visibility in the marketplace, and improved economics through economies of scale. The Merger is expected to result in greater profitability, which will enable the combined companies to take advantage of market opportunities as they arise.

     Mr. Landauer proposed that the transaction be structured as a merger because it (i) would be accomplished in one step and therefore was more efficient and (ii) would not result in the payment of any tax by the Company as a result of the Merger.


OPINION OF FINANCIAL ADVISOR

     The Special Committee of the Board of Directors of the Company (the "Special Committee) retained Pinnacle Partners to act as its financial advisor in connection with the proposed Merger. The Special Committee selected Pinnacle Partners upon recommendation of the Company because of its expertise and the reputation of its senior professionals in the areas of mergers and acquisitions and "going private" transactions. Pinnacle Partners is a private investment bank that provides superior quality financial advisory services to middle market healthcare companies throughout the United States. As part of its practice, Pinnacle Partners is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

     In connection with the engagement of Pinnacle Partners, the Special Committee requested that Pinnacle Partners evaluate the fairness, from a financial point of view, to the holders of Common Stock (other than Alan J. Landauer, LTTR, and their affiliates (the "Landauer Affiliates") and the Sloane Group, as to which Pinnacle Partners was not requested to express an opinion) of the consideration to be received by such holders in the Merger. On June 7, 1999, at a meeting of the Special Committee held to evaluate the proposed Merger, Pinnacle Partners delivered its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated June 15, 1999) to the Board of Directors to the effect that, as of the date of such opinion (the "Pinnacle Partners Opinion") and based upon and subject to certain matters stated therein (including confirmation from the Company's certified public accountants as to the status of the Company's audit and proposed adjustments and reclassifications to the Company's operating results for the period ended March 31, 1999), the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock (other than the Landauer Affiliates and the Sloane Group, as to which Pinnacle Partners was not requested to express an opinion).

     A COPY OF THE PINNACLE PARTNERS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY PINNACLE PARTNERS IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND INCORPORATED HEREIN BY REFERENCE.

     THE PINNACLE PARTNERS OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION OF $1.20 PER SHARE IN CASH TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK IN THE MERGER.

     THE PINNACLE PARTNERS OPINION WAS PROVIDED AT THE REQUEST AND FOR THE INFORMATION OF THE SPECIAL COMMITTEE IN EVALUATING THE CONSIDERATION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER CONCERNING WHETHER TO ELECT TO RECEIVE THE CONSIDERATION OR VOTE IN FAVOR OF TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

     THE SUMMARY OF THE PINNACLE PARTNERS OPINION SET FORTH IN THIS PROXY STATEMENT SETS FORTH THE MATERIAL ELEMENTS OF SUCH OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PINNACLE PARTNERS OPINION ATTACHED AS ANNEX C HERETO.

     STOCKHOLDERS OF THE COMPANY SHOULD READ THE PINNACLE PARTNERS OPINION CAREFULLY IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY PINNACLE PARTNERS IN RENDERING ITS OPINION.

     PINNACLE PARTNERS HAS CONSENTED TO THE REFERENCES TO PINNACLE PARTNERS AND THE PINNACLE PARTNERS OPINION IN THIS PROXY STATEMENT, AND TO THE ATTACHMENT OF THE PINNACLE PARTNERS OPINION TO THIS PROXY STATEMENT AS AN APPENDIX HERETO.

     In arriving at the Pinnacle Partners Opinion, Pinnacle Partners:

         (i) Reviewed the Merger Agreement (dated June 14, 1999), a draft of this Proxy Statement (dated June 14, 1999), which Pinnacle Partners assumed is identical in all material respects to the Definitive Proxy Statement, the Sloane Shareholders' Agreement dated June 14, 1999), and the Stock Purchase Agreement between Landauer and Sheinwald (dated February 12, 1999);

         (ii) Reviewed the Company's prospectus, dated as of October 18, 1996, filed with the Commission;

         (iii) Reviewed the Company's Annual Reports on Form 10-K filed with the Commission for the fiscal years ended March 31, 1997 and 1998;

         (iv) Reviewed the Company's Quarterly Reports on Form 10-Q filed with the Commission for the fiscal quarters ended June 30, 1998, September 30, 1998 and December 31, 1998;

         (v) Reviewed certain interim and estimated unaudited financial statements and analysis for the Company prepared by management of the Company;

         (vi) Reviewed projected financial statements and related forecasts of the Company prepared or based upon information supplied by, management of the Company;

         (vii) Held discussions with certain senior officers, directors and other representatives and advisors of the Company (including the Company's certified public accountants and legal counsel) concerning the history, business, operations, financial condition and prospects of the Company (including discussions held with representatives of Pinnacle Partners who visited the Company's corporate headquarters);

         (viii) Reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company, including near-term liquidity needs of, and capital resources available to, the Company;

         (ix) Reviewed, to the extent publicly available, certain business, financial, stock market and other information relating to the businesses of other companies whose operations Pinnacle Partners considered relevant in evaluating those of the Company;

         (x) Reviewed, to the extent publicly available, the financial terms of selected transactions which Pinnacle Partners considered relevant in evaluating the Merger;

         (xi) Reviewed the historical trading prices and volumes of the shares of Common Stock as traded on Nasdaq and the over-the counter bulletin board;

         (xii) Performed various financial analyses, as Pinnacle Partners deemed appropriate, of the Company using generally accepted analytical methodologies, including:

          (a) analysis of premiums paid in public merger and acquisition transactions;
          (b) the application of the public trading multiples of companies which Pinnacle Partners deemed comparable to the Company to the financial results of the Company;
          (c) the application of the multiples reflected in selected mergers and acquisitions involving businesses which Pinnacle Partners deemed comparable to the Company to the financial results of the Company; and
          (d)  a discounted projected cash flow analysis.

     In addition to the foregoing, Pinnacle Partners reviewed such other materials, performed such other financial examinations, studies, analyses, inquiries and investigations and considered such other financial, economic and market criteria as Pinnacle Partners deemed appropriate in arriving at its Opinion.

     In rendering the Pinnacle Partners Opinion, Pinnacle Partners assumed and relied, without independent verification, upon the accuracy and completeness of all the financial and other information, as well as information that was publicly available, supplied to or otherwise reviewed by or discussed with Pinnacle Partners by the Company or from other sources, and upon the assurance of the Company's management that they were not aware of any information or facts that would make the information provided to Pinnacle Partners incomplete, inaccurate or misleading. With respect to the projected financial statements referenced in the second preceding paragraph, the management of the Company advised Pinnacle Partners, who assumed without independent investigation, that the Company reasonably prepared such financial statements and that such financial statements reflected the best currently available estimates and judgments of the management of the Company as to the future results of operations and financial condition at and for the periods specified therein. Pinnacle Partners has expressed no opinion with respect to such financial statements. In rendering the Pinnacle Partners Opinion, Pinnacle Partners assumed that the Company will continue to operate as a going concern. No consideration was given to the effect of any solvency, bankruptcy or similar laws on the Merger in the event such laws become applicable to the Company in the future. Pinnacle Partners did not undertake and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did Pinnacle Partners undertake any physical inspection of the properties or assets of the Company.

     Pinnacle Partners expressed no view as to, and the Pinnacle Partners Opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. The Pinnacle Partners Opinion did not constitute a recommendation as to any action taken by the Board of Directors or the Company and did not constitute a recommendation to any shareholder of the Company with respect to whether to vote in favor of the transactions contemplated by the Merger Agreement. The Pinnacle Partners Opinion should not be relied upon by any shareholder as such. The Pinnacle Partners Opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Pinnacle Partners as of the date of the Pinnacle Partners Opinion. Although Pinnacle Partners evaluated the Merger Consideration from a financial point of view, Pinnacle Partners was not asked to and did not recommend the specific consideration to be paid in the Merger. Such consideration was determined through negotiations between the Company and LHS. The Company did not impose other limitations on Pinnacle Partners with respect to the investigations made or procedures followed by Pinnacle Partners in rendering the Pinnacle Partners Opinion. Pinnacle Partners disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Pinnacle Partners Opinion which might come or be brought to Pinnacle Partners' attention after the date of the Pinnacle Partners Opinion. Pinnacle Partners and the Company entered into a letter-form engagement agreement dated February 12, 1999 (the "Engagement Agreement"), pursuant to which Pinnacle Partners was retained to, among other things, render the Pinnacle Partners Opinion. The Pinnacle Partners Opinion stated Pinnacle Partners' understanding that such opinion would be used by the Special Committee solely in connection with its consideration of the fairness of the consideration to be received by holders of Common Stock (other the Landauer Affiliates and the Sloane Group, as to which Pinnacle Partners was not requested to express an opinion) in the Merger and for no other purpose. In rendering the Pinnacle Partners Opinion, Pinnacle Partners specifically disclaims being engaged as an agent of the Company's shareholders or any third party.

     In preparing the Pinnacle Partners Opinion, Pinnacle Partners performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying the Pinnacle Partners Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Pinnacle Partners believes that its analyses must be considered as a whole and that selecting any portion or portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and the Pinnacle Partners Opinion. In its analyses, Pinnacle Partners made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The Pinnacle Partners Opinion, and the underlying analysis prepared by Pinnacle Partners in arriving at the Pinnacle Partners Opinion, were only one of many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee or management with respect to the Merger Consideration or the proposed Merger.

STOCK TRADING HISTORY. Pinnacle Partners reviewed the history of the trading prices and trading volume of the Common Stock since October 18, 1996 and the relative trading price of the Common Stock over the prior twelve month, six month, three month and one month periods, respectively, in relation to the:

       (i)  Standard & Poor's Small Cap 600 Index (the "S&P Small Cap"),
       (ii) Russell 2000 Index (the "Russell 2000"), and
       (iii)Standard & Poor's Health Care Index ("S&P Health Care").

The following table summarizes the returns experienced by the Common Stock and the three indexes for the periods indicated.


                     PERFORMANCE OF COMMON STOCK AND INDEXES
                       For periods preceding June 14, 1999
                    ------------------------------------------------------------
                       12 Month        6 Month        3 Month       1 Month
                        Period          Period        Period        Period
                    ------------------------------------------------------------

CCSE Common Stock        -62.1%          175.0%         0.0%          0.0%
S&P Small Cap 600        -4.4%           9.2%           8.3%          -0.1%
Russell 2000             -2.3%           11.2%          8.3%          -2.6%
S&P Health Care          6.6%            -3.2%          -14.5%        -7.2%


As noted above and below, in arriving at its Opinion, Pinnacle Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by it.

The Premiums Paid Analysis. Pinnacle Partners reviewed the median premiums paid in merger and acquisition transactions between January 1, 1997 and June 2, 1999 for:

       (i)   all U.S. announced mergers and acquisitions transactions,
       (ii)  transactions valued less than $25.0 million, and
       (iii) transactions where the target's stock price was less than $10.00 per share.

     The premiums paid were applied to the price of the Company's Common Stock one day and four weeks prior to both the public announcement of the signing of a letter of intent ("LOI") relating to the Merger (April 7, 1999), and the meeting of the Board of Directors during which the Merger Agreement was approved (June 7, 1999). The following table shows the results:

                         IMPUTED EQUITY VALUE PER SHARE
                 Premiums applied to price of common stock at:

                    ------------------------------------------------------------
                                                    1 Day Before      4 Weeks
                         1 Day         4 Weeks         Merger      Before Merger
                      Before LOI      Before LOI      Agreement      Agreement
                     Announcement    Announcement     Approval       Approval
                    ------------------------------------------------------------
All US announced
M&A transactions       $ 0.62          $ 1.34           $ 0.85        $ 1.00

Transactions under
$25 million            $ 0.65          $ 1.43           $ 0.90        $ 1.07

Transactions where
stock $10              $ 0.62          $ 1.29           $ 0.85        $ 0.97

Pinnacle Partners noted that the $1.20 per share offered by LHS exceeded the majority of the imputed equity values per share derived in the Premiums Paid Analysis. As noted above and below, in arriving at its opinion, Pinnacle Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by it.

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES.

     In evaluating the transaction, Pinnacle Partners compared the Company and its financial results to a universe of selected public companies that it deemed comparable to the Company. This analysis is relevant in determining the potential fundamental value of the Company's Common Stock by comparing it to securities issued by corporations engaged in the same or similar line of business which are listed on an exchange or are actively traded in an organized over-the-counter ("OTC") market, and which have capital stock securities that are actively traded by the public. In general, stocks that are listed on an exchange are considered to be traded in the most efficient marketplace; however, comparable companies that have stocks actively traded in the OTC market are also reviewed. One essential factor in determining the appropriateness of a particular comparable company is whether the corporation's stock is sold on exchange or in an OTC market which provides evidence of an active, free public market for the stock as of the valuation date. As a generalization, the prices of stocks that are traded in volume in a free and active market by informed investors best reflect the consensus of the investing public as to what the future holds for the corporations and industries represented by an investment in such stocks.

     Pinnacle Partners analyzed certain public financial, business, stock market and other information on a universe of public companies that are engaged in the home healthcare industry. The comparison of the Company to the comparable companies involved the comparison of selected operating, financial and other relevant statistics. In general, home healthcare companies are engaged in one or more of the following four businesses: (i) home nursing care, (ii) home respiratory care, (iii) home infusion therapy and (iv) rental of home medical equipment. The Company is engaged in the business segments described in clauses
(ii) and (iv) and is the only public company with this business profile. All of the companies that were evaluated participated in one or both of the Company's businesses and almost all of the public companies were larger than the Company.

     Using publicly available information, Pinnacle Partners analyzed and compared selected financial and operating data of the Company to the corresponding data of a group of publicly traded companies that Pinnacle Partners deemed to be similar to the Company (the "Comparable Companies"). In determining the appropriate Comparable Company universe for the Company, Pinnacle Partners considered a variety of factors including business focus, market capitalization, revenue, earnings before interest and taxes ("EBIT"), and net income. The Comparable Companies included:


PUBLICLY TRADED COMPANIES

NAME                                      TICKER                       EXCHANGE

Lincare Holdings, Inc.                    LNCR                         NASDAQ
Apria Healthcare Group, Inc.              AHG                          NYSE
Matria Healthcare, Inc.                   MATR                         NASDAQ
Coram Healthcare Corp.                    CRH                          NYSE
Transworld Healthcare, Inc.               TWH                          AMEX
National Home Health Care                 NHHC                         NASDAQ
Option Care, Inc.                         OPTN                         NASDAQ
American HomePatient, Inc.                AHOM                         NASDAQ
Pediatric Services of America, Inc.       PSAI                         NASDAQ

NAME                                      TICKER                       EXCHANGE

Staff Builders, Inc.                      SBLI                         OTC BB
Caretenders Health Corp.                  CTND                         NASDAQ
Star Multicare Services, Inc              SMCS                         NASDAQ
In Home Health, Inc.                      IHHI                         NASDAQ
Amedisys, Inc.                            AMED                         OTC BB
New York Health Care, Inc.                NYHC                         NASDAQ
Accuhealth, Inc.                          AHLT                         OTC BB
Help at Home, Inc.                        HAHI                         NASDAQ
Healthcor Holdings, Inc.                  HCOR                         OTC BB
Numed Home Health Care, Inc.              NUMD                         OTC BB

     With respect to the Comparable Companies, Pinnacle Partners analyzed their respective stock prices as of June 14, 1999 compared to their latest 12 month ("LTM") and projected earnings per share ("EPS"), where available, for the current and the subsequent fiscal years to determine a price/earnings multiple based upon the current price of the stocks. Mean and median multiples were then applied to the Company's LTM, as well as, projected net income per share (adjusted to reflect a "normalized" effective tax rate of 44%). The results are shown below.


                         IMPUTED EQUITY VALUE PER SHARE
                     Based on actual and projected EPS for:

                  Latest 12 Months     Fiscal Year Ending     Fiscal Year Ending
                                       March 31, 2000         March 31, 2001

Median Multiple   $ 0.20               $ 0.59                 $ 1.28
Mean Multiple     $ 0.29               $ 0.54                 $ 1.16

     Additionally, Pinnacle Partners analyzed the adjusted market values (fully diluted market value, plus outstanding debt, less cash) as multiples of LTM revenues and EBIT based upon closing stock prices as of June 14, 1999.

                         IMPUTED EQUITY VALUE PER SHARE
                       Based on Latest 12 Month Data for:

                       Revenue               EBIT

Median Multiple        $ 0.56                $ 0.93
Mean Multiple          $ 1.27                $ 1.12

     Pinnacle Partners noted that the $1.20 per share offered by LHS exceeded the majority of the imputed equity values per share derived in the Analysis of Selected Publicly Traded Companies. As noted above and below, in arriving at its opinion, Pinnacle Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by it.

     SELECTED MERGER AND ACQUISITION TRANSACTIONS ANALYSIS. Pinnacle Partners analyzed merger and acquisition ("M&A") transactions completed in the healthcare services sector from January 1, 1996 through the date of its presentation to the Company's Board of Directors. Pinnacle Partners noted that there was a limited set of recent transactions that it deemed to be comparable to the Merger given the general slowdown in M&A activity in the home healthcare sector. Pinnacle Partners determined it was appropriate to include in its analysis certain M&A transactions in the healthcare services sector based upon: (i) the size of the transaction, (ii) the sector of the healthcare services industry in which the transaction occurred (certain sectors had characteristics that were more similar to the home healthcare sector than others), (iii) the circumstances surrounding the transaction and (iv) the structure of the transaction. Pinnacle Partners explained how the results of its analysis of selected precedent M&A transaction were relevant to its conclusion that the Merger was fair in its disclosure language. Using publicly available information, Pinnacle Partners reviewed, among other things, the implied transaction multiples paid or proposed to be paid in 21 selected transactions in the healthcare services industry. The following table outlines the acquirer and target companies in each of these transactions.

ACQUIROR                                 TARGET

Advanced Paradigm, Inc.                  Foundation Health's IPS
Dental Care Alliance, Inc.               Philadelphia Dental Offices
Gentle Dental Services, Inc.             Capital Dental Care, Inc.
The Kroll - O'Gara Co.                   Laboratory Specialists of America, Inc.
Amedisys, Inc.                           Columbia HCA - 6 states
Omnicare, Inc.                           United Professional Cos.
Olsten Corporation                       Columbia/HCA - Florida operations
RehabCare Group, Inc.                    StarMed Staffing, Inc.
Spectrum Healthcare, Inc.                United Correctional Management, Inc.
Sunbelt Home Health, Inc.                Housecall Medical Resources, Inc.
American HomePatient, Inc.               National Medical Systems, Inc.
Preferred Employers Holdings Group, Inc. HSSI - Travel Nurse Operations
Integrated Health, Inc.                  Community Care America, Inc.
Accuhealth, Inc.                         Healix Healthcare, Inc.
Integrated Health, Inc.                  Rotech Medical Corp.
Healthcor Holdings, Inc.                 Southern Medical Mart, Inc.
Vencor, Inc.                             Transitional Hospitals Corp.
Home Health Corp. of America, Inc.       PDN, Inc. & Medical IV
NHP, Inc.                                Preferred Home Health, Inc.
Olsten Corporation                       Quantum Health Resources, Inc.
Horizon/CMS Healthcare, Inc.             Medical Innovations, Inc

     Pinnacle Partners analyzed the median and mean multiples of purchase price to LTM Net Income (adjusted to reflect a "normalized" effective tax rate of 44%) and of Transaction Value to LTM Revenue, LTM EBITDA, and LTM EBIT. The results are shown below.


                         IMPUTED EQUITY VALUE PER SHARE

                                   Transaction       Transaction     Transaction
                  Purchase Price   Value to LTM     Value to LTM    Value to LTM
                    to LTM EPS       Revenue           EBITDA           EBIT

Median Multiple     $ 0.27          $ 1.68            $ 2.39           $ 0.78
Mean Multiple       $ 0.27          $ 2.44            $ 2.54           $ 0.66

     No company, transaction or business used as a comparison in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, the Selected Transactions or the business segment, company or transaction to which they are being compared. As noted above and below, in arriving at its opinion, Pinnacle Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by it.

     DISCOUNTED CASH FLOW ANALYSIS. Pinnacle Partners performed a discounted cash flow analysis of the projected free cash flow of the Company for fiscal years 2000 and 2003, based upon internal estimates of the management of the Company. The stand-alone discounted cash flow analysis of the Company was determined by:

     (i) adding (x) the present value of projected free cash flows over the four-year period from 2000 to 2003 and (y) the present value of the estimated terminal value in year 2003,
     (ii) subtracting the total current outstanding debt of the Company, and
     (iii)adding the total amount of cash and cash equivalents on the Company's balance sheet

     Pinnacle Partners also estimated the range of terminal values for the Company at the end of the four-year period by applying terminal value multiples of 0.35x to 0.65x to the Company's projected 2003 revenues. The projected cash flows and estimated terminal values of the Company were discounted using discount rates ranging from 8% to 12%. The discount rates that were used were determined by analyzing the estimated weighted average cost of capital ("WACC") of the Company, based upon the Capital Asset Pricing Model ("CAPM"). The CAPM determines an estimated WACC based upon:

     (i) a risk-free rate, which was estimated by using the yield of the 30-year U.S. Treasury Bond as of June 14, 1999 as a proxy yield, and

     (ii)a risk premium that incorporates the estimated beta for the company, which was estimated by analyzing the unlevered betas of the universe of Comparable Companies.

     Based upon a WACC of 9.04%, the imputed equity for the Common Stock was $1.22 per share.

Utilizing the range of terminal multiples and discount rates discussed above, this analysis resulted in a range of equity values per share shown in the following table.


                         IMPUTED EQUITY VALUE PER SHARE
       Using the following multiples of 2003 revenues for terminal value:

Discount Rate    .35x        .45x          .55x            .65x

8%               $0.77       $1.04         $1.31           $1.57
9%               $0.72       $0.98         $1.24           $1.50
10%              $0.68       $0.93         $1.18           $1.43
11%              $0.64       $0.88         $1.12           $1.36
12%              $0.60       $0.83         $1.06           $1.29

     Pinnacle Partners noted that the $1.20 per share offered by LHS exceeded the majority of the imputed equity values per share derived in the Discounted Cash Flow Analysis. As noted above and below, in arriving at its opinion, Pinnacle Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by it.

     OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering the Pinnacle Partners Opinion, Pinnacle Partners considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of:

     (i) indications of interest received from, and discussions with, third parties other than LHS;
     (ii) historical and projected financial results of the Company;
     (iii)the history of trading prices and volume for the Common Stock;
     (iv) the shareholder profile of the Company; and
     (v) selected published analysts' reports on the companies that Pinnacle Partners deemed to be generally comparable to the Company.

     As noted above, in arriving at its opinion, Pinnacle Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis, factor or ratio considered by it.

     Subject to the matters set forth in the Pinnacle Partners Opinion, the judgments made by Pinnacle Partners as to its analyses and the factors considered by Pinnacle Partners caused Pinnacle Partners to be of the opinion, as of the date of the Pinnacle Partners Opinion, that the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock (other than the Landauer Affiliates and the Sloane Group, as to which Pinnacle Partners was not requested to express an opinion).

     Pursuant to the Engagement Letter, the Company paid Pinnacle Partners a fee of $50,000 (the "Fairness Opinion Fee") upon delivery of the Pinnacle Partners Opinion. Also pursuant to the Engagement Letter, the Company paid Pinnacle Partners a fee of $10,000 upon the execution of the Engagement Letter and has agreed to reimburse Pinnacle Partners for its out-of-pocket expenses incurred by it in connection with its engagement, including all fees and expenses of its legal counsel. In addition, the Company has agreed to indemnify Pinnacle Partners and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Pinnacle Partners' engagement as the Company's financial advisor. Pinnacle Partners may provide investment banking or financial advisory services to the Company or LHS or their affiliates in the future. Pinnacle Partners is a private investment banking firm whose senior professionals have extensive experience in the valuation of businesses and their securities in connection with mergers, acquisitions, private placements and valuations for corporate and other purposes.

EFFECTS OF THE MERGER

     In General
     ----------

     The Merger will result in 100% of the Company being acquired by LHS for consideration of $1.20 per share. The total consideration paid will be $6,035,521.20, all of which will be paid to the shareholders (other than LTTR, LTTR's member and Merger Sub) for their shares, assuming that there is no exercise of dissenter's rights. All shareholders of the Company other than LHS and its affiliates will receive a cash payment for their shares and thereafter will no longer have any of the rights and privileges of shareholders of the Company. The merger will result in the Company no longer being a public company. Its securities will be deregistered and it will no longer be required to file public reports with the Commission. In addition, the Company will no longer be subject to the rules provided under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding short-swing profits or the disclosure provisions of Rule 13e-3 under the Exchange Act.

     Effect on the Unaffiliated Shareholders
     ---------------------------------------

     At the Effective Time (as defined below), by virtue of the Merger and without any further action on the part of any shareholder of the Company or Merger Sub:

     (i) each issued and outstanding share of Common Stock and any associated shareholder rights (other than shares held by dissenting shareholders, LTTR, LTTR's member and Merger Sub), shall be canceled and converted into the right to receive $1.20 per share, resulting in aggregate payments to the unaffiliated shareholders of $3,902,000 (assuming that no shareholder exercises dissenter's rights);

         (ii)each dissenting shareholder shall be entitled to receive the "fair value" of his Common Stock as determined in accordance with Section 623 of the NYBCL (See "Rights of Dissenting Shareholders");

         (iii)each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub shall be converted into one share of common stock of the Surviving Corporation;

         (iv) each option to purchase shares of Common Stock outstanding prior to the Effective Time shall be canceled at the Effective Time and each option holder shall receive, in exchange, a cash payment, which prior to deduction for applicable withholding taxes, is in an amount equal to the product of (A) the excess, if any, of the Merger Price over the per share exercise price of the option and (B) the number of shares subject to the option (whether or not vested). If the exercise price of any option is equal to or exceeds the Merger Price, such option shall be canceled without any payment; and

         (v) each warrant to purchase shares of Common Stock outstanding prior to the Effective Time shall entitle the holder to receive a cash payment equal to the Merger Price upon exercise of the warrant by the warrant holder at or before the Effective Time, including payment by the warrant holder of the exercise price of the warrant. Each such warrant not so exercised shall continue in effect after the Effective Time until it expires by its own terms, but the warrant holder shall be entitled only to a cash payment by the Surviving Corporation equal to the Merger Price upon exercise of the warrant by the warrant holder, including payment by the warrant holder of the exercise price of the warrant, until the expiration of the warrant.

     At the Effective Time, if the Merger is consummated, present holders of Common Stock will no longer have an equity interest in the Company and will cease to have rights with respect thereto, except the right to receive the applicable payment in respect of each such share and the right to receive payment for their Common Stock to the extent that they exercised their right to dissent with respect thereto prior to the Special Meeting. Present holders of the Common Stock will neither share in the Company's future earnings and growth nor the risks associated with such earnings and growth. No transfer of shares of Common Stock will be made on the stock transfer books of the Surviving Corporation after the Effective Time.

     The Common Stock is currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. LHS intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the consummation of the Merger as the requirements for such termination are met.

The benefits of the Merger to the unaffiliated shareholders are as follows:

     (i)Consummation of the Merger would remove from the Company's shareholders the substantial risks inherent in the health care industry, although it would also eliminate the ability of the shareholders to participate in any future growth in the value of the Company.

     (ii)The elimination to the shareholders of the risks to the Company associated with the pending Federal Investigation. If the Company is charged with criminal wrongdoing and it is determined that the Company engaged in criminal wrongdoing, the Company will be subject to criminal penalties, which may include fines of up to $1,000,000 or more and an order of restitution, would be terminated as a Medicaid and Medicare services provider, and could also be at the risk of having its contracts with private insurers and other non-governmental agencies terminated. Additionally, even if the Company is not charged with criminal wrongdoing itself, but one of its past or present officers or employees are convicted of crimes related to their employment, the Company could be terminated as a Medicaid and Medicare provider. In these circumstances, although the Company would not be subjected to automatic exclusion from such programs, it could be at risk of having its contracts with private insurers and other non-governmental agencies terminated.

     (iii) The Merger Price permits the Company's shareholders to recognize with certainty $1.20 per share in cash for all their shares, whereas, without the Merger, the ability of the shareholders of the Company to realize the Merger Price would be uncertain and subject to contingencies beyond the Company's control.

     (iv)The elimination of the risks presented by the delisting of the Common Stock from trading in the Nasdaq Small Cap Market, effective March 31, 1999. Because of the lack of trading volume of the Common Stock and the absence of market makers to enact transactions in the over-the-counter market, the Company's shareholders are limited in their ability to liquidate their holdings.

     Effect on the Company
     ---------------------

     At the date and time of the closing under the Merger Agreement (the "Closing"), a Certificate of Merger (the "Certificate of Merger") will be delivered to the Secretary of State of the State of New York for filing. The Merger will become effective at the time of such filing (the "Effective Time").

     At the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (in such capacity, the "Surviving Corporation") and becoming a wholly-owned subsidiary of LHS, which is controlled by Alan J. Landauer, and LHS will have a 100% interest in the net book value and net loss per share of the Company of $.66 and $.01, respectively, based upon the audited financial statements of the Company as of March 31, 1999. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will retain and succeed to all the rights and be responsible for all the obligations of the Company and Merger Sub in accordance with the NYBCL.

     At the Effective Time, the Certificate of Incorporation and the By-laws of Merger Sub as in effect immediately prior thereto, will become the Certificate of Incorporation and By-laws, respectively, of the Surviving Corporation, until thereafter amended in accordance with applicable law. The name of the Surviving Corporation will be Landauer Metropolitan Respiratory Services, Inc.

     The directors and officers of Merger Sub immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The sole director of Merger Sub is Alan J. Landauer. The officers of Merger Sub immediately prior to the Merger will be Alan J. Landauer, President, and the existing officers of the Company.

     The benefits of the Merger to the Company are as follows:

     (i) The Merger, if consummated, would provide the Company with sufficient capital to satisfy its obligations to the Bank and to take advantage of market opportunities.

     (ii) The expectation that the Merger will result in the Company and its affiliates having an increased market share through the merging of customer bases with LHS and its affiliates, resulting in enhanced bargaining positions with vendors, greater visibility to potential customers, economies of scale, and maximization of efficiency through the merger of management and work forces.

     Effect on Alan J. Landauer and his Affiliates
     ---------------------------------------------

     Upon the consummation of the Merger, LTTR and LHS, which are controlled by Alan J. Landauer, will have a 100% interest in the net book value and net loss per share of the Company of $.66 and $.01, respectively, based upon the audited financial statements of the Company as of March 31, 1999. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will retain and succeed to all the rights and be responsible for all the obligations of the Company and Merger Sub in accordance with the NYBCL.

     Effect on Management
     --------------------

     Certain officers and directors of the Company, other than Mr. Landauer, are also shareholders and will each receive $1.20 per share for their interest in the Company, for aggregate consideration of $2,133,959, as follows: Thomas Blum, $12,000; Saverio D. Burdi, $104,692; Louis Rocco, $351,667; and Dean L. Sloane, $1,665,600. Upon the consummation of the Merger, Mr. Sloane will enter into a three year Consulting Agreement with the Company providing for annual fees of $110,000. Following the consummation of the Merger, none of the directors or officers of the Company, other than Mr. Landauer, will have any interest in the net book value or net earnings of the Company.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material federal income tax consequences of the Merger to beneficial owners of Common Stock and to holders of options and warrants to purchase Common Stock, and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed, temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis).

     THE TAX DISCUSSION SET FORTH IS INCLUDED FOR GENERAL INFORMATION ONLY. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AND ANY OTHER CONSEQUENCES TO THEM OF THE MERGER UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

     The receipt of cash by a holder in exchange for such holder's Common Stock will constitute a taxable transaction to such holder for federal income tax purposes under the Code. In general, each holder of Common Stock will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received pursuant to the Merger or pursuant to the exercise of dissenters' rights under the NYBCL and such holder's adjusted tax basis for its Common Stock. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held its Common Stock for more than one year as of the Effective Time. There are limitations on the deductibility of capital losses.

     Unless a holder of Common Stock entitled to receive cash payments pursuant to the Merger complies with certain reporting and certification procedures, or otherwise demonstrates to the satisfaction of the Paying Agent, as hereinafter defined, that it is an exempt recipient under applicable withholding provisions of the Code and the Treasury regulations promulgated thereunder, such holder may be subject to federal backup withholding at a rate of 31% with respect to all such cash payments which such holder is entitled to receive. Backup withholding is not an additional tax. Rather, persons subject to 31% backup withholding generally will be allowed a credit for the amount of tax withheld against such person's federal income tax liability for such year.

     Each holder of an option to purchase Common Stock that is outstanding prior to the Effective Time will, in settlement thereof and without any action by such holder, be entitled to receive for each share of Common Stock subject to such option an amount in cash (subject to any applicable tax withholding requirements) equal to the excess, if any, of the Merger Price over the per share exercise price of such option. The holder of such option will recognize ordinary compensation income equal to the cash received pursuant to the Merger (including any applicable tax withholding) in respect of such option. Holders of such options should consult their own tax advisors as to whether all or a portion of the cash payable in respect of an option may be subject to the 20% nondeductible excise tax under Sections 280G and 4999 of the Code imposed on "excess parachute payments."

     It is anticipated that each holder of a warrant to purchase Common Stock that is outstanding prior to the Effective Time and that subsequently expires without exercise pursuant to the terms of the Merger, may be entitled to recognize a loss for federal income tax purposes in an amount equal to the holder's adjusted tax basis in such warrant. Such loss is expected to result generally in a long-term capital loss for such holder (and be subject to the limitations on the deductibility of capital losses generally) if the Common Stock that initially was to be issued upon exercise of the warrant would have been a capital asset if acquired by such holder and the warrant has been held by the holder for more than one year at the time such loss is recognized. Loss recognition may also apply generally to a warrant holder who exercises such warrant pursuant to the terms of the Merger. Holders of warrants should consult with their own legal and tax advisors as to the particular tax consequences, including the amount, character and timing of any loss, that may result for federal income tax purposes with respect to such warrants.

     Consummation of the Merger will result in an ownership change under Internal Revenue Code Section 382 which may limit the future use of the Company's existing net operating loss carry forwards.

     EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS, ANY RECENT CHANGES IN APPLICABLE TAX LAWS AND ANY PROPOSED LEGISLATION.

ACCOUNTING TREATMENT

     The Company understands that the Merger will be accounted for by LTTR as a "purchase" under generally accepted accounting principles.

               DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT

     The description of the Merger Agreement contained in this Proxy Statement discusses the material aspects thereof, but does not purport to be complete in every respect. It is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference.

THE MERGER

     At the Effective Time, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (in such capacity, the "Surviving Corporation"). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Surviving Corporation will retain and succeed to all the rights and be responsible for all the obligations of the Company and Merger Sub in accordance with the NYBCL.

     At the Effective Time, the Certificate of Incorporation and the By-laws of Merger Sub as in effect immediately prior thereto, will become the Certificate of Incorporation and By-laws, respectively, of the Surviving Corporation, until thereafter amended in accordance with applicable law. The name of the Surviving Corporation shall be Landauer Metropolitan Respiratory Services, Inc.

     The directors and officers of Merger Sub immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

CONVERSION OF SECURITIES

     At the Effective Time, by virtue of the Merger and without any further action on the part of any shareholder of the Company or Merger Sub:

         (i) each issued and outstanding share of Common Stock and any associated shareholder rights (other than shares held by dissenting shareholders, LTTR, LTTR's member and Merger Sub), shall be canceled and converted into the right to receive $1.20 per share;

         (ii)each dissenting shareholder shall be entitled to receive the "fair value" of his Common Stock as determined in accordance with Section 623 of the NYBCL (See "Rights of Dissenting Shareholders"); and

         (iii)each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

     At the Effective Time, holders of Common Stock will cease to have rights with respect thereto, except the right to receive the applicable payment in respect of each such share and the right to receive payment for their Common Stock to the extent that they exercised their right to dissent with respect thereto prior to the Special Meeting. No transfer of shares of Common Stock will be made on the stock transfer books of the Surviving Corporation after the Effective Time.

PAYMENT OF MERGER PRICE

     Immediately after the Effective Time, Merger Sub will cause the Surviving Company to deposit with Continental Stock Transfer & Trust Company (the "Paying Agent"), an aggregate amount in cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Price to the holders of all of the outstanding Common Stock (other than dissenting shareholders, LTTR, LTTR's member and Merger Sub). No interest will accrue or be paid to the holder of any outstanding Common Stock.

     As soon as reasonably practical after the Effective Time, the Paying Agent will mail to each holder of record of certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock ("Certificates"): (i) a letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to each such Certificate shall pass only upon delivery of such Certificate to the Paying Agent, contain a representation in a form reasonably satisfactory to the Surviving Corporation as to the good and marketable title to the Common Stock represented by such Certificates free and clear of any lien, and contain such other provisions as the Company and LHS may reasonably specify; and (ii) instructions to effect the surrender of such Certificates in exchange for an amount equal to the product of the Merger Price and the number of shares of Common Stock represented by such Certificate.

     Upon the surrender to the Paying Agent of a Certificate for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may reasonably require, the Paying Agent will deliver the applicable Merger Price in respect of the shares of Common Stock represented by such Certificate, without interest. The Paying Agent will promptly surrender such Certificate to the Surviving Corporation for cancellation.

     HOLDERS OF COMMON STOCK SHOULD NOT FORWARD THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY RETURN THEIR STOCK CERTIFICATES TO THE PAYING AGENT, UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the Company relating to, among other things, the following matters regarding the Company and its subsidiaries (which representations and warranties are subject, in certain cases, to specified exceptions): (i) due organization, qualification and corporate power; (ii) capital structure; (iii) the authorization, validity and enforceability of the Merger Agreement; (iv) the absence of any conflict with applicable laws and contracts to which they are a party; (v) reports and other documents filed with the Commission; (vi) title to assets; (vii) subsidiaries; (viii) the accuracy and completeness of the Company's financial statements; (ix) the absence of material adverse changes since December 31, 1998; (x) the absence of undisclosed liabilities; (xi) the absence of any requirement to pay broker's fees in connection with the Merger; (xii) compliance with laws; (xiii) tax matters, including the payment of taxes and filing of tax returns; (xiv) intellectual property rights; (xv) rights to tangible assets;
(xvi) the quality of its inventory; (xvii) contracts and other agreements to which they are party; (xviii) the validity and collectibility of notes, accounts receivable and reimbursements; (xix) the absence of powers of attorney granted by any of them; (xx) the validity of insurance policies; (xxi) litigation;
(xxii) product warranties; (xxiii) employee relations;

(xxiv) employee benefit plans; (xxv) the absence of guaranties of obligations of other parties; (xxvi) compliance with laws governing environmental, health and safety issues; (xxvii) the absence of business arrangements or relationships with the holders of Common Stock; (xxviii) possession of all licenses, permits and other authorizations necessary to own and operate its assets and participate in reimbursement programs as currently participated in; and (xxix) the absence of termination proceedings as to participation in Medicare or Medicaid.

     The Merger Agreement contains various representations and warranties of LHS and Merger Sub relating to, among other things: (i) due organization; (ii) the authorization, validity and enforceability of the Merger Agreement; (iii) the absence of any conflict with applicable laws and contracts to which they are a party; (iv) the absence of any requirement to pay broker's fees in connection with the Merger; and (v) the absence of litigation with respect to the execution of the Merger Agreement and the consummation of the transactions contemplated thereby.

     Except for the agreements relating to the payment of the Merger Price and provisions concerning indemnification, none of the representations, warranties and covenants of the parties to the Merger Agreement will survive the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Company has agreed that from the date of the Merger Agreement it will not (and will not cause or permit any of its subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the ordinary course of business.

EXCLUSIVITY

     The Company has agreed that it will not (and will not cause or permit any of its subsidiaries to) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of all or substantially all of its capital stock or assets, except that the Company and its subsidiaries and their respective directors and officers may participate in any discussion or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort to or attempt by any person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Company is required to notify LHS immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

CONDITIONS PRECEDENT TO THE MERGER

     The obligations of the Company, LHS and Merger Sub to consummate the Merger are conditioned, among other things, on the following:

     (i) The Merger Agreement receiving the approval of at least 66 2/3% of the issued and outstanding Common Stock;

     (ii)The Company and its subsidiaries obtaining all required third party consents to the Merger;

     (iii) The absence of any pending or threatened action, suit or proceeding which could prevent the consummation of any of the transactions contemplated by the Merger Agreement, cause the rescission of any of the transactions contemplated by the Merger Agreement following consummation, adversely effect the right of LHS to own the capital stock of the Surviving Corporation and to control the Surviving Corporation and its subsidiaries, or adversely affect the right of the Surviving Corporation or its Subsidiaries to own its assets and operate its business;

     (iv)The parties receipt of all authorizations, consents and approvals of governments and governmental agencies required in connection with the Merger; and

     (v) LHS and Merger Sub obtaining all of the financing they require in order to consummate the Merger.

     In addition, the obligation of LHS and Merger Sub to consummate the Merger is conditional, among other things, on the number of dissenting shares not exceeding 5% of the total number of issued and outstanding shares (not including those shares owned by LTTR, LTTR's members and Merger Sub).

     Conditions to the closing of the Merger Agreement may be waived upon the agreement of the parties, or upon the assent of the party having the right to terminate the Merger Agreement if a given condition is not met, as the case may be.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Closing, whether before or after approval of the Merger by the Company's shareholders:

         (i) by mutual written consent of the Company, LHS and Merger Sub;

         (ii) by either LHS or Merger Sub if (a) the Company has breached any material representation, warranty or covenant contained in the Merger Agreement in any material respect and failed to cure such breach for a period of ten days after receipt of notice of the breach from LHS or Merger Sub or (b) if the closing does not occur on or before August 30, 1999 due to the failure of any condition precedent to the obligation of LHS and Merger Sub to close (unless the failure results primarily from LHS or Merger Sub breaching any representation, warranty or covenant contained in the Merger Agreement);

         (iii)by the Company if (a) LHS or Merger Sub has breached any material representation, warranty or covenant contained in the Merger Agreement in any material respect and failed to cure such breach for a period of ten days after receipt of notice of the breach from the Company or (b) if the Closing does not occur on or before August 30, 1999 due to the failure of any condition precedent to the obligation of the Company to close (unless the failure results primarily from the Company breaching any representation, warranty or covenant contained in the Merger Agreement); and

         (iv) by any party giving notice to the other parties at any time after the Special Meeting if the Merger Agreement and the Merger fail to receive the requisite shareholder approval.

     If the Merger Agreement is terminated prior to Closing, the Company and its management will continue to explore strategic alternatives to enhance shareholder value. There can be no assurance that such alternatives will be available to the Company or that they can be obtained on terms as favorable to the Company and the shareholders as those provided for in the Merger Agreement.

FEES AND EXPENSES

     Regardless of whether the Merger is consummated, all expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses (including legal fees and expenses). Notwithstanding the foregoing, if the Merger Agreement terminates prior to the Closing because either (i) there is a breach by the Company of any material representation, warranty or covenant contained in the Merger Agreement in any material respect which is not cured within ten days after receipt of notice of the breach from LHS or Merger Sub (other than failures which result primarily from LHS or Merger Sub breaching any representation, warranty or covenant contained in the Merger Agreement) or (ii) if the Company terminates the Merger Agreement prior to obtaining shareholder approval of the Merger and the Merger Agreement as a result of having received an acquisition proposal that the Board of Directors of the Company determines, in good faith, and after consultation and advice from its financial advisors, is likely to be subject to completion and would, if consummated, result in a transaction more favorable, from a financial point of view, to the Company's shareholders than the Merger, then the Company shall pay to LHS a termination fee of $350,000, and will reimburse LHS for any and all expenses incurred by LHS and Merger Sub, including attorneys' fees, relating to or arising out of the Merger Agreement and the transactions contemplated by the Merger Agreement.

     Fees and expenses of the Company in connection with the Merger, including filing fees, printing costs, attorneys' fees and costs, fees of the Company's independent certified public accountants, and fees of $50,000 and out-of-pocket expenses to Pinnacle Partners, are expected to total approximately $150,000, exclusive of fees and costs of LHS and Merger Sub.


                         SLOANE SHAREHOLDERS' AGREEMENT

     The Sloane Group and LHS entered into the Sloane Shareholders' Agreement concurrent with the execution of the Merger Agreement under which the Sloane Group agreed to vote all of the shares of Common Stock owned by it (not less than 2,091,450 shares) in favor of the Merger. A complete copy of the Sloane Shareholders' Agreement was included with an amendment to the Schedule 13D with respect to the Company filed by LHS, LTTR and Alan J. Landauer with the Commission on June 9, 1999.

     In order to induce LHS and Merger Sub to enter into the Merger Agreement, and pursuant to the Sloane Shareholders' Agreement, the Sloane Group also granted an irrevocable proxy to LHS and any designee of LHS to vote its shares of Common Stock at any meeting of shareholders or in response to any solicitation of proxies with respect to the Merger or certain other transactions for a period of six months from the date of the Sloane Shareholders' Agreement.

                        RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of Common Stock who oppose the Merger and comply with the provisions of Section 623 of the NYBCL are entitled to demand and receive in cash the fair value of their shares as determined pursuant to the NYBCL. Company shareholders who wish to exercise this right must file a written objection to the Merger prior to the Special Meeting or at the Special Meeting but before the vote on the Merger, must not vote in favor of the Merger, and must meet certain other conditions. This objection may be withdrawn at any time prior to a dissenting shareholder's acceptance of an offer from the Company upon the satisfaction of certain conditions. Such shareholders will forfeit their right to a cash value payment if they do not comply with all statutory procedures and requirements.

     The written objection must include a notice of election to dissent, the name and residence address of the shareholder, the number of shares of Common Stock as to which he or she dissents and a demand for payment of the fair value of his or her shares of Common Stock if the Merger is approved and carried out. A shareholder may not dissent as to less than all of his or her shares as to which he or she has a right to dissent.

     The above is a brief summary of dissenting shareholders' rights, which is not meant to be a complete description of the procedures for exercising rights pursuant to Section 623 of the NYBCL. Please see the text of Section 623 of the NYBCL attached hereto as Annex B for a complete description of the procedure for exercising dissenting shareholders' rights.

                           SOURCE AND AMOUNT OF FUNDS

     LHS and Merger Sub intend to finance the payment of the Merger Price and costs relating to the Merger through borrowings from financial institutions. In order to complete the Merger, LHS and Merger Sub also expect to refinance the Company's existing bank loan and repay short-term borrowings used to acquire the Sheinwald Shares. Total funds needed to complete the transaction are expected to be approximately $12 million. Prior to the date of the Special Meeting, LHS and Merger Sub expect to secure binding commitments from commercial lending institutions to provide senior financing of approximately $9 million (the "Senior Financing") and subordinated debt of approximately $3 million (the "Junior Financing"). LHS and Merger Sub are currently considering Senior Financing proposals from three commercial banks and Junior Financing proposals from two financial institutions.

     The Senior Financing is expected to bear interest at a rate of approximately 9% and have a repayment term of 6 to 10 years. The Junior Financing is expected to have a yield of approximately 20% and allow a portion of interest to be paid in kind. Both the Senior Financing and the Junior Financing will be secured by a blanket security interest on all of the assets of LHS and the Company. LHS expects to repay amounts owing under the Senior Financing and Junior Financing from available cash from operations of LHS and the Company.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Common Stock and Class A Warrants of the Company are traded on the OTC Bulletin Board and the Boston Stock Exchange under the symbols "CCSE" and "CCSEW", respectively. Prior to March 31, 1999, the Common Stock had been traded on the Nasdaq SmallCap Market, but was delisted from the SmallCap Market following the determination by the Nasdaq Listing Qualifications Panel that the Common Stock failed to maintain a minimum bid price of $1.00 per share pursuant to Nasdaq Marketplace Rules.

     Set forth below are the high and low bids for the Common Stock and Class A Warrants during the periods indicated as provided by the Nasdaq SmallCap, and as appeared on the OTC Bulletin Board following the delisting of the Common Stock from the Nasdaq SmallCap Market at the close of business on March 30, 1999. Such quotations reflect interdealer price without retail mark-up, markdown or commissions, and may not reflect actual transactions.



       COMMON STOCK
   FISCAL QUARTER ENDED               HIGH          LOW
--------------------------        -----------  -------------

March 31, 1997............           4.875        3.938
June 30, 1997.............           4.625        0.625
September 30, 1997........           1.813        0.844
December 31, 1997.........           3.031        1.250
March 31, 1998............           4.625        1.906
June 30, 1998.............          5.6875        1.375
September 30, 1998........          2.9375        0.625
December 31, 1998.........          0.9375       0.1875
March 31, 1999............           1.000        0.250


    CLASS A WARRANTS
  FISCAL QUARTER ENDED               HIGH           LOW
--------------------------        -----------  -------------
March 31, 1997                       3.375        2.063
June 30, 1997                        3.125        0.125
September 30, 1997                   0.500        0.063
December 31, 1997                    1.000        0.344
March 31, 1998                       1.500        0.625
June 30, 1998                        1.375       0.3125
September 30, 1998                   1.000        0.125
December 31, 1998                   0.1875        0.010
March 31, 1999                       0.050        0.050

     On June 8, 1999, there were approximately 474 holders of record of the common stock, which include all shares held in nominee names by brokerage firms and financial institutions as one shareholder.

     The Company has not paid cash dividends on its common stock and anticipates that, for the foreseeable future, any earnings will be retained for use in its business and no cash dividends will be paid.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     Item 6 "Management's Discussion and Analysis of Financial Condition or Plan of Operation" in the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999 is incorporated herein by reference.

            DELISTING AND DEREGISTRATION OF COMMON STOCK AND WARRANTS

     If the Merger is consummated the Common Stock and the Warrants will cease to be publicly traded and therefore will be deregistered under the Exchange Act. As a result, the Company will no longer be obligated to file reports pursuant to
Section 13 of the Exchange Act.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock on July 31, 1999 with respect to (a) each person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each director of the Company, (c) each named executive officer of the Company (as that term is defined in Item 402(a)(2) of Regulation S-B promulgated by the Commission) and
(d) all officers and directors of the Company as a group. Except as set forth below, all of such shares are held of record and beneficially.


     NAME AND ADDRESS OF         AMOUNT AND NATURE OF     PERCENT OF
      BENEFICIAL OWNER           BENEFICIAL OWNERSHIP        CLASS
      ----------------           --------------------        -----
Alan J. Landauer...............       4,279,700(1)           59.30%
99 Calvert Street
Harrison, NY 10528

LTTR Home Care, LLC............       2,126,250              29.46%
99 Calvert Street
Harrison, New York 10528

Dean L. Sloane.................       1,663,800(2)           23.05%
4 Gannett Drive
White Plains, NY 10604

Thomas C. Blum.................          10,000(3)               *
Columbia Financial Partners, LP
375 Park Avenue
New York, NY 10152

Louis Rocco....................         293,056               4.06%
18 Sargent Place
Mt. Vernon, NY 10550

Gary J. Spirgel................               0                  *
18 Sargent Place
Mount Vernon, NY 10550

Saverio D. Burdi...............          87,243(4)            1.21%
18 Sargent Place
Mt. Vernon, NY 10550

Harris G. Leroy II.............               0                  *
6 Betsy Ross Court
Skillman, New Jersey 08558

All Officers and Directors.....       4,669,999              64.64%
 as a Group (7 persons)

------------
*Less than one percent.

(1) Includes 2,126,250 shares owned by LTTR. Also includes an aggregate of 2,091,450 shares owned by the Sloane Group, for which proxies have been granted to LHS and any designee of LHS for the purpose of voting such shares at any meeting of shareholders or in response to any solicitations of proxies for a period of six months expiring December 14, 1999. See "Sloane Shareholders' Agreement."

(2) Includes 100,000 Shares owned by Mr. Sloane's wife, Mary Sloane, 800 shares owned by Mr. Sloane's son, Joshua Sloane and 175,000 Shares owned by The Sloane Family Foundation for which Mr. Sloane disclaims beneficial ownership. Mr. Sloane has granted an irrevocable proxy to LHS and any designee of LHS for the purpose of voting such shares at any meeting of shareholders or in response to any solicitation of proxies for a period of six months expiring December 14, 1999. See "Sloane Shareholders' Agreement."

(3) Mr. Blum disclaims beneficial ownership of 27,000 shares of Common Stock owned by his brother James J. Blum.

(4) Includes options to purchase 25,000 shares of Common Stock at an exercise price of $.50 per share granted to Mr. Burdi as of December 14, 1998.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock on July 31, 1999 by the officers and directors of the Company:


       NAME AND ADDRESS OF          AMOUNT AND NATURE OF
        BENEFICIAL OWNER            BENEFICIAL OWNERSHIP       PERCENT OF CLASS
        ----------------            --------------------       ----------------

Alan J. Landauer.................       4,279,700(1)                59.30%
99 Calvert Street
Harrison, NY 10528

Dean L. Sloane...................       1,663,800(2)                23.05%
4 Gannett Drive
White Plains, NY 10604

Thomas C. Blum...................          10,000(3)                    *
Columbia Financial Partners, LP
375 Park Avenue
New York, NY 10152

Louis Rocco......................         293,056                    4.06%
18 Sargent Place
Mt. Vernon, NY 10550

Gary J. Spirgel..................               0                       0
18 Sargent Place
Mount Vernon, NY 10550

Saverio D. Burdi.................          87,243(4)                 1.21%
18 Sargent Place
Mt. Vernon, NY 10550

Elia C. Guarneri.................               0                       0
18 Sargent Place
Mt. Vernon, New York

All Officers and Directors ......       4,669,999                   64.64%
as a  Group (7 persons)

------------
*      Less than one percent.

(1) Includes 2,126,250 shares owned by LTTR. Also includes an aggregate of 2,091,450 shares owned by the Sloane Group, for which proxies have been granted to LHS and any designee of LHS for the purpose of voting such shares at any meeting of shareholders or in response to any solicitations of proxies for a period of six months expiring December 14, 1999. See "Sloane Shareholders' Agreement."

(2) Includes 100,000 Shares owned by Mr. Sloane's wife, Mary Sloane, 800 shares owned by Mr. Sloane's son, Joshua Sloane and 175,000 Shares owned by The Sloane Family Foundation for which Mr. Sloane disclaims beneficial ownership. Mr. Sloane has granted an irrevocable proxy to LHS and any designee of LHS for the purpose of voting such shares at any meeting of shareholders or in response to any solicitation of proxies for a period of six months expiring December 14, 1999. See "Sloane Shareholders' Agreement."

(3) Mr. Blum disclaims beneficial ownership of 27,000 shares of Common Stock owned by his brother James J. Blum.

(4) Includes options to purchase 25,000 shares of Common Stock at an exercise price of $.50 per share granted to Mr. Burdi as of December 14, 1998.


            ADDITIONAL INFORMATION ABOUT THE COMPANY AND ITS BUSINESS

BUSINESS DEVELOPMENT

     The Company was incorporated in the State of New York in 1992. The Company, together with Metropolitan, provides home health care services and products consisting primarily of respiratory equipment, rental and sale of durable medical equipment and sale of home health care supplies primarily in the five boroughs of New York City, and Westchester, Rockland and Nassau Counties in New York State, as well as northern New Jersey.

     In April 1993, the Company acquired certain assets of Adam, including inventory, office equipment and an assignment of the office lease. Since acquiring the assets of Adam, the Company's management has expanded operations by implementing a sales strategy focusing on an informed diagnostic-centered approach, signing new major payor contracts with additional HMOs and PPOs including Oxford Health Plans, Metro Plus Health Maintenance Organization, NYLCare, The Bronx Health Plan, US Healthcare, HealthFirst, and Local 1199 National Benefit Fund, and offering new equipment, products and services such as low air loss beds, alternating pressure beds and standing wheelchairs. In addition, the Company has significantly increased its sales of medical supplies as a result of becoming a provider of disposable medical supplies for the largest certified home health care agency in New York.

     On October 18, 1996, the Company consummated an initial public offering of its securities. Pursuant to the offering, with an overallotment of 195,000 units, the Company sold 1,495,000 shares of Common Stock at a price of $5.10 per share and 1,495,000 Class A Warrants at a price of $.10 per Warrant, each such Warrant entitling the holders thereof to purchase one share of Common Stock at an exercise price of $6.00 per share. The gross aggregate proceeds from the public offering were $7,774,000 and the net proceeds to the Company were $5,638,326.

     On May 10, 1997, the Company acquired 68% of the outstanding shares of Metropolitan for a purchase price of approximately $5,993,000, consisting of approximately $2,800,000 in cash, Promissory Notes with an aggregate principal amount of $2,967,000 accruing interest at a rate of 6% per annum, a portion of which was issued to certain Metropolitan employees (including a Promissory Note for $444,000 issued to Wade Wilson, the brother-in-law of Alan T. Sheinwald, who at the time was the President and Chief Executive Officer of the Company), and 62,243 shares of the Company's common stock with a value of $226,000. Also on May 10, 1997, the Company purchased the remaining 32% of the outstanding shares of Metropolitan in a separate transaction. The purchase price was approximately $2,487,000 consisting of $1,300,000 in cash, 300,000 shares of common stock of the Company with a value of $1,087,000 and a one year Promissory Note with a face value of $100,000 accruing interest at a rate of 6% payable quarterly.

     Metropolitan was incorporated on April 15, 1974 and is engaged in the sale and rental of medical supplies and durable medical equipment within the New York metropolitan area. The Company has continued to operate Metropolitan as a separate business and has treated Metropolitan as a wholly-owned subsidiary.

BUSINESS OF THE COMPANY

     The Company is a provider of an extensive variety of home health care products and services. The Company services the home health care market by coordinating with various health care workers and payor case managers to determine the home health needs of patients.

     The importance of home health care is increasing as a result of significant economic pressure within the health care industry. The ongoing pressure to contain health care costs, while maintaining high quality care, is accelerating the growth of alternate site care that reduces hospital admissions and lengths of hospital stays, such as home health care.

     The growth in home health care is also due to increased acceptance by payors, patients and the medical community, including physicians, hospitals and other providers. Home health care often results in lower costs, which is increasingly important under managed care. In addition, home health care has grown rapidly as a result of advances in medical technology, which have facilitated the delivery of services in alternate sites; demographic trends, such as an aging population; and a strong preference among patients to receive health care in their homes.

     The home health care industry is highly fragmented and characterized by local providers that typically do not offer a comprehensive range of cost-effective services. These local providers often do not have the capital necessary to expand their operations or the range of services offered, which limits their ability to compete for managed care contracts and other referrals and to realize efficiencies in their operations. As managed care has become more prevalent, payors increasingly are seeking home health care providers that offer a cost-effective, comprehensive range of services in each market served, which further inhibits the ability of local providers to compete effectively. As a result of these economic and competitive pressures, the home health care industry is undergoing rapid consolidation, a trend the Company expects will continue.

PRODUCTS AND SERVICES

     The Company services patients referred to the Company by nurses, physicians, social workers and payor case managers, as well as discharge planners at hospitals, HMOs, PPOs and rehabilitation centers. Working with these individuals, the Company's personnel coordinate the delivery and set-up of the products and supplies to be used by patients in their home recovery and care. Upon receipt of an order, the Company will arrange for the appropriate products and supplies to be delivered to the patient at home. At the time of delivery, the Company's personnel will set up equipment as necessary and spend time with the patient and/or care givers to explain the proper use of the medical equipment delivered. The Company handles customer service inquiries via an 800 telephone number, and will generally send its personnel to visit the patient, if necessary, to rectify any problems that may arise.

     The primary categories of products provided by the Company (and examples of the products available in each category) are set forth below:

Durable Medical Equipment

     --  Hospital beds

     --  Wheelchairs

     --  Walking Aids

     --  Bathroom safety equipment

     --  Patient lifts

Disposable Medical Supplies  ("Supplies")

     --  Incontinent products (diapers, liners, chux)

     -- Wound care products (dressings and bandages for treating decubitus (bed sores and lesions, pressure sores, ulcerations, etc.)

     --  Nutritional products (Ensure, Sustacal, etc.)

     --  Diabetic products/supplies

     --  Ostomy supplies

     --  Urological supplies (catheters, etc.)

     --  Blood pressure products

     --  Skin care products

Rehabilitation Products  ("Rehabilitation")

     -- Powered operated vehicles (Includes specialized versions such as wheelchairs and scooters)

     -- Advanced support surfaces (low air loss beds, alternating pressure mattresses)

     --  Specialized seating

Respiratory Equipment and Products ("Respiratory")

     --  0(2) concentrators

     --  Nebulizers with compressors

     --  Suction pumps

     --  Oximetry equipment

     --  C-PAP (Continuous positive air pressure) equipment

     --  Bi-PAP (Bi-level positive air pressure) equipment

     The Company provides a diversified range of services and products. The following table sets forth the percentage of net revenues represented by each category of product for the years ended March 31:


                                      YEAR ENDED
                                       MARCH 31,
                               -------------------------

                                1999                1998
                                ----                ----
    DME and Supplies           54.7%                58.9%
     Rehabilitation            15.0%                15.6%
       Respiratory             30.3%                25.5%
                               ----                 ----
                               100.0%              100.0%
                               =====               =====

     The Company's inventory is housed in its 20,000 square foot office/warehouse facility in Mount Vernon, New York. All of its products are readily available from more than one supplier and the Company can generally fill an order within 24 hours of placement. The Company operates on a regular basis 24 hours a day, Monday through Saturday and provides services on an emergency basis on Sundays. The Company utilizes its 800-telephone number for customer service calls. The Company's office receives calls from 8:00 A.M., to 6:00 P.M., Monday through Friday and 9:00 A.M., to 1:00 P.M., on Saturdays, while an answering service handles calls at all other hours. The Company's service technicians are available to handle calls on a 24-hour basis.

     Generally, the fees charged by the Company for its products and supplies are covered by third party payor arrangements such as Medicaid, Medicare or private insurance. Equipment such as hospital beds, wheelchairs and patient lifters covered by Medicare is generally paid for on a rental basis over a 15-month term. In many instances, such equipment is returned to the Company prior to the 15-month term, in which case the equipment is re-conditioned and available for a new rental term. Generally, the equipment can be reconditioned for use to be available for several rental terms for a period in excess of five years. The Company receives a semi-annual maintenance payment for any equipment that is used in excess of 15 months on a per patient basis. Purchased equipment covered by Medicare is reimbursed at approved published prices. Equipment covered by Medicaid is generally sold pursuant to an approved price range or a cost plus fee basis. Insurance payors use customary and usual standards for their reimbursement terms, which are generally comparable to Medicare terms. For the fiscal year ended March 31, 1999, the average days of sales outstanding from the day of billing was 146 days from Medicare, 131 days from Medicaid and 128 days from private insurers and other non-governmental agencies, respectively. An inconsequential percentage of the Company's business is direct cash sales to customers. For the fiscal years ended March 31, 1999 and 1998, the allocation of net revenues among the Company's third party payors was approximately 34.2% and 30.0% to Medicare, 30.5% and 30.7% to Medicaid and 35.3% and 39.3% to private insurers and other non-governmental agencies, respectively.

COMPETITION

     The home health care provider industry is highly competitive. While there are a few select national providers, the Company currently encounters its most significant competition in providing home health care products from small commercial providers operating in the New York metropolitan area. Relatively few barriers to entry exist in the home health care industry. Accordingly, other companies, including managed care organizations and health care providers that currently are not serving the home health care market, may become competitors. Recently there has been consolidation of home health care companies within the New York Metropolitan area. Such consolidation may limit the Company's ability to maintain or increase its market share, which may materially affect its business, results of operations and financial condition. The Company believes that health care facilities in the geographic area serviced by the Company consider quality of care, reliability and reputation to be the most important factors in referring a home health care provider to its patients, although other factors such as financial stability, personnel policies and practices and costs are also considered.

     The Company's objective is to enhance its position as a leading regional provider of cost-effective, comprehensive home health care. Management believes that offering comprehensive services and maintaining a strong regional presence are essential to generate referrals, particularly from managed care organizations and other payors. The Company expects that managed care contracts will generate an increasing number of referrals as the penetration of managed care accelerates.

     The Company has developed and implemented service and procedure standards that comply with the standards required by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), a nationally recognized organization that develops standards for various health care industry segments and monitors compliance with those standards through voluntary surveys of participating providers. As the home health care industry has grown, the need for objective quality measurements has increased. Not all providers have chosen to undergo the accreditation process because of its expense and time burden. Consequently, the Company has positioned itself to procure managed care contracts in part because of its choice to undergo rigorous review of its operations. The Company and Metropolitan are JCAHO accredited.

GOVERNMENT REGULATION AND REIMBURSEMENT

     The Company and Metropolitan must comply with and are subject to extensive federal and state regulations in connection with their participation in Medicaid and Medicare. Medicare is a federal health insurance program for the elderly and for chronically disabled individuals, which pays for equipment and services when medically necessary. Medicare uses a charge-based reimbursement system for purchased medical equipment based on approved published prices. Equipment such as hospital beds, wheelchairs and patient lifters is generally paid for on a rental basis over a 15 month term, with maintenance payments semi-annually thereafter on a per patient basis.

     Medicaid is a combined federal-state program for medical assistance to impoverished individuals who are aged, blind or disabled or members of families with dependent children. The Medicaid program in New York is subject to federal requirements. The New York State Department of Health ("DOH") has the authority to set levels of reimbursement within federal guidelines. These reimbursement levels are generally consistent with the Company's customary charges.

     The Company has submitted a reenrollment application to DOH for Metropolitan, which is currently pending. Pursuant to State regulations, reenrollment is required due to change in ownership of Metropolitan. An adverse determination on reenrollment, which is not subject to judicial review, would have material adverse consequences on the Company's business, results of operations and financial condition. The Company has surrendered it Medicaid provider number as part of a settlement reached with DOH and transferred its Medicaid business to Metropolitan. See "Additional Information About the Company and Its Business - Legal Proceedings."

     Government funding for health care programs, including Medicare and Medicaid, is subject to changes in laws and regulations, administrative rulings, interpretations of policy, determinations by intermediaries and governmental funding restrictions, all of which could materially increase or decrease program reimbursements for the Company's products and services. Efforts have been made at various governmental levels to reduce the costs of such programs, and no assurance can be given that future funding levels for Medicare and Medicaid programs will be comparable to present levels. Changes in reimbursement policies as a result of budget cuts or other government action could adversely affect the Company's operations. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and cost-control measures, and public debate of these issues will likely continue in the future. The level of revenues and profitability of the Company, like those of other health care providers, will also be affected by the continuing efforts of private payors to contain or reduce the costs of health care by lowering reimbursement rates, increasing case management review of service, negotiating reduced contract pricing and capitation arrangements.

     The Company, like other Medicaid-Medicare providers, is subject to governmental audits and other reviews and investigations related to Medicaid and Medicare reimbursement claims. The Company is also subject to various fraud and abuse laws that are designed to maintain the integrity of the Medicare and Medicaid programs. These laws prohibit, among other things, any bribe, kickback, rebate or remuneration of any kind in return for, or as an inducement for, the referral of Medicare or Medicaid patients (the "Anti-kickback Statute"). The United States Department of Health and Human Services ("HHS") has interpreted the Anti-kickback Statute broadly to include the intentional payment of anything of value to influence the referral of a Medicare and Medicaid recipient. HHS has also adopted regulations creating "safe harbors" that exempt certain types of business relationships and payments that do not appear to pose a threat of Medicare and Medicaid program abuse. Transactions covered by the Anti-kickback Statute that do not conform to applicable safe harbors are not necessarily in violation of the Anti-kickback Statute, but the practice may be subject to increased scrutiny and possible prosecution. A violation of the Anti-kickback Statute may result in civil and criminal penalties, including imprisonment, fines of up to $1,000,000 and orders of restitution, as well as exclusion from participation in the Medicare and Medicaid programs.

     Federal and state enforcement authorities have significantly increased the amount of resources devoted to the investigation and prosecution of health care fraud and abuse. For example, under the Health Insurance Portability and Accountability Act (the "Act"), which was enacted in 1996, new appropriations have been earmarked to fund government enforcement activities, a new federal program has been established to coordinate and centralize such activities, and a national data bank has been created to collect information regarding adverse actions (including civil, criminal, license, and certification sanctions) against health care providers, suppliers and or licensed practitioners.

     The Act also strengthens existing anti-fraud programs. The Act conforms Medicare's civil monetary penalty provision to cover certain conduct that is prohibited elsewhere under the Medicare statute and other federal laws. The Act also added a rule under the civil monetary penalty provision prohibiting a person from remunerating a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary to order or receive items or services. The Act further provides for mandatory exclusion from the Medicare/Medicaid Programs of an individual (or entity) convicted of a felony relating to health care fraud, and authorizes permissive exclusions of up to three years for the conviction of other health care offenses. The Act also allows for the permissive exclusion of certain individuals who (i) maintain a controlling interest in a sanctioned entity and who knew or should have known of the action constituting the basis of the sanction or (ii) who serve as managing employees or officers of such a sanctioned entity.

     There has also been an increase in enforcement activities under the fraud and abuse laws pursuant to Operation Restore Trust, a federal government initiative that focuses on the reimbursement practices of nursing homes, home health care agencies and durable medical equipment companies located in the five states with the largest Medicare populations. The targeted states include California, Florida, Illinois, New York and Texas. Operation Restore Trust has been responsible for millions of dollars in civil and criminal restitution, fines, recovery of overpayments and the exclusion of a number of individuals and corporations from the Medicare program.

     Pursuant to the federal/state statutory regulations and administration of the Medicaid program, each state has a Medicaid Fraud Control Unit. In New York State that Unit is placed within the Office of the Attorney General. This office has broad civil and criminal jurisdiction over Medicaid providers. In the course of its operations, it reviews Medicaid providers. The Company is currently the subject of such a review. Several other providers of medical equipment and supplies in the same general geographic area have recently been subject to similar reviews.

     The Company has implemented a Medicare and Medicaid Compliance Plan. The Compliance Plan encompasses a code of conduct, corporate policies on vendor contracting, sales and marketing, billing, records management, and other matters. The plan is being implemented by means of formal training program of the Company's staff.

     Upon the consummation of the Merger, the Company will make a filing with the DOH notifying that agency of the change of ownership of the Company and Metropolitan and requesting that Metropolitan be re-enrolled as a Medicaid provider.

INSURANCE

     The Company carries a broad range of general liability, comprehensive property damage, worker's compensation, professional liability, automobile and other insurance coverage that management considers adequate for the protection of its assets and operations. While management believes the manufacturers of the equipment it sells or rents currently maintain their own insurance, and in some cases the Company has received evidence of such coverage, there can be no assurance that such manufacturers will continue to do so. There can be no assurance that the coverage limits of such policies will be sufficient to cover any judgements, settlements or cost relating to any pending or future legal proceedings. If the insurance carried by the Company is not sufficient to cover any judgements, settlements or cost relating to pending or future legal proceedings, the Company's business and financial condition could be materially, adversely effected.

EMPLOYEES

     As of March 31, 1999, the Company had approximately 130 employees, 117 of whom are full-time employees and 13 of whom are part-time. Its management team is comprised of four executives and four managers with extensive experience in the home health care industry. The Company has two sales representatives and two rehabilitation specialists who work on a salary. There are three dispatchers and eight drivers who deliver products and are specially trained by the Company to properly set up equipment and explain its use to patients. The Company has fifteen warehouse workers, four repair specialists, and twenty five customer service intake personnel, thirty three individuals who handle reimbursement and a six person administrative staff. The Company also has twenty staff respiratory therapists to provide service and advice to customers utilizing respiratory equipment. Also, the Company has one person dedicated to its management information system, two finance and accounting personnel and two purchasing personnel. The Company also has 16 contract drivers who make deliveries. The Company is not a party to any collective bargaining agreements and considers its relations with employees to be good.

THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS

     Alan J. Landauer, Chairman of the Board of Directors of the Company since April 8, 1999, is also the President and Chief Executive Officer of Landauer Hospital Supplies, Inc., a home medical equipment provider, a position he has held since 1980. He has also been the President and Chief Executive Officer of Landauer Home Infusion Service from 1991 to the present. Mr. Landauer is active in the management and growth of these home medical equipment providers and has completed four acquisitions in the prior four years.

     Thomas C. Blum, a Director of the Company since April 8, 1999, is currently affiliated with Columbia Financial Partners, which makes private investments in small financial institutions, as a consultant. From September 1996 to October 1998, Mr. Blum was Managing Director of Bear Stearns & Co. where he was responsible for investment banking relationships in the financial institutions group. In the prior 14 years, Mr. Blum was employed by Salomon Brothers Inc. rising to Vice President in investment banking, where he was responsible for mergers and acquisitions, capital raising and advisory work. From 1989 to 1992, Mr. Blum ran Salomon's Asia financial institutions business from Tokyo, Japan. Mr. Blum and Mr. Landauer are first cousins.

     Gary J. Spirgel, a Director of the Company since April 8, 1999 and Chief Operating Officer of LHS since April 15, 1999, was employed for 16 years by Health Force, Inc., a national provider of home care services with 85 offices in 23 states and a wholly owned subsidiary of Accustaff, Inc. From 1994 to 1998 he was President of Health Force, where he had full operational responsibility for the company, including profitability. His active employment with Health Force terminated in April 1998 when the division was sold.

     Dean L. Sloane has been a Director of the Company since its inception and was appointed Chairman of the Board of Directors of the Company in July 1997 and served in that capacity until April 8, 1999. Since December 1988, he has been Chairman of the Board, President and a Director of Community Medical Transport, Inc., a publicly traded company.

     Louis Rocco joined the Company in May 1997 as Vice President. He also serves as a Director and as Secretary of the Company and President of Metropolitan. Mr. Rocco was a founder of Metropolitan and held various executive positions in Metropolitan from its inception through May 1997. Mr. Rocco is a registered Respiratory Therapist and has a B.S. in Respiratory Therapy from Long Island University.

     Saverio D. Burdi joined the Company in May 1997 as Senior Vice President and was appointed Chief Operating Officer in July 1997. Prior to joining the Company, Mr. Burdi was an owner of Metropolitan and was employed by Metropolitan from June 1989 through May 1997, and served as Vice President-Sales of Metropolitan from June 1992 though May 1997.

     Elia C. Guarneri joined the Company in January 1998 as Corporate Controller, was appointed Acting Chief Financial Officer in October 1998 and was made Chief Financial Officer on February 11, 1999. Prior to joining the Company, Mr. Guarneri was Senior Accountant at Puglisi, Midler & Co. from December 1995 to January 1998 and was a Staff Accountant at Tobin & Company from October 1994 to December 1995. Prior to October 1994, Mr. Guarneri attended Pace University. Mr. Guarneri received a B.B.A. from Pace University and is a Certified Public Accountant.

     None of the above listed officers and directors of the Company have during the past five years (i) been involved in a petition under the bankruptcy code of the United States (ii) been convicted in a criminal preceding (iii) been the subject of any order, judgment or decree enjoining him from, among other things, acting as a broker, dealer, investment advisor, engaging in any type of business practice or engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws, (iv) been subject to any order or decree barring or suspending his right to engage in any activities described in (iii) above, or (v) been found by a court of competent jurisdiction in a civil action or by a governmental authority to have violated any federal or state securities law.

CERTAIN FINANCIAL INFORMATION

     The following table sets forth the Company's book value per share of Common Stock outstanding as of the dates shown:


                                      BOOK VALUE PER SHARE OF
          DATE                             COMMON STOCK
          ----                             ------------
     March 31, 1998                            $.63
    December 31, 1998                          $.65
     March 31, 1999                            $.66

     The Company's ratio of earnings to fixed charges as of March 31, 1999 was 1.23: 1. The Company had an earnings deficiency of $4,916,000 as of March 31, 1998.

PUBLIC FILINGS

     While the Company is not required to deliver an annual report to its security holders, the Company has elected to deliver its annual report to its security holders and such annual report will include audited financial statements.

     The Company files all of the reports required by Section 12 of the Exchange Act with the Commission. Anyone may read and copy such materials filed with the Commission at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Information about the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an internet site at http://www.sec.gov that contains reports, proxy, and information statements, and other information regarding issuers that file electronically.

DESCRIPTION OF PROPERTY

     The Company's offices and warehouse are located in a 20,000 square foot facility in Mount Vernon, New York, pursuant to a five year lease which commenced January 1, 1996 and provides for annual rental payments of $114,000 for the first three years of the lease term and $132,000 for the last two years of the lease term.

LEGAL PROCEEDINGS

     On June 4, 1997, a search warrant was executed at the Company's executive offices. The Company was informed that its then Chief Executive Officer and then Chief Operating Officer and the Company itself are targets of a Department of Justice criminal investigation for allegedly improper payments relating to a contract, involving Medicare, to provide healthcare services outside of New York State. If the Company is charged with criminal wrongdoing and it is determined that the Company engaged in criminal wrongdoing, the Company will be subject to criminal penalties, which may include fines of up to $1,000,000 or more and an order of restitution, would be terminated as a Medicaid and Medicare services provider, and could also be at the risk of having its contracts with private insurers and other non-governmental agencies terminated. Additionally, even if the Company is not charged with criminal wrongdoing itself, but one of its past or present officers or employees are convicted of crimes related to their employment, the Company could be terminated as a Medicaid and Medicare provider. In these circumstances, although the Company would not be subjected to automatic exclusion from such programs, it could be at risk of having its contracts with private insurers and other non-governmental agencies terminated. The Company has cooperated with the government in the Department of Justice criminal investigation.

     On May 16, 1997, the New York State Department of Social Services ("DSS"), which has subsequently been abolished and its functions assumed by the New York State Department of Health ("DOH"), issued a Draft Notice of Proposed Agency Action and Draft Audit Report regarding the Company ("The Draft Notice"). Pursuant to the Draft Notice, DSS sought recovery of $227,000 from the Company as well as exclusion of the Company as a provider under the New York State Medicaid program. Pursuant to DOH's process, the Company, through its healthcare regulatory counsel, submitted a detailed response to the Draft Notice. DOH thereafter reviewed its draft findings and recommendations and issued a final Notice. Pursuant to which DOH reduced the amount of the proposed audit recovery to $83,978. DOH has also withdrawn its intention to exclude the Company as a provider under the New York State Medicaid program. DOH has issued an advisory to the Company that continued performance issues of the type or nature addressed in the audit could result in a severe sanction in the future. As a further development, the Company has agreed to surrender its Medicaid provider number, in favor of conducting its Medicaid business through Metropolitan. During the fourth quarter of fiscal year 1999 the Company transferred the majority of its Medicaid business to Metropolitan. The effective date of the surrender of the Company's Medicaid provider number was March 1, 1999.


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company's independent certified public accountant is Richard A. Eisner & Company, LLP. A representative of Richard A. Eisner & Company, LLP will attend the Special Meeting and will have an opportunity to make a statement if he desires to do so. That representative will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

     If the Merger is not consummated, the Company will hold its 2000 annual meeting of its shareholders in accordance with its Bylaws and the NYBCL. Any proposals of shareholders to be presented at the 2000 annual meeting of shareholders are required to be delivered to the Secretary of the Company by no later than November 8, 1999 in order to be included in the Company's Proxy Statement and form of Proxy. If a shareholder does not notify the Company by January 22, 2000 of a proposal, then the persons named as Proxies in the accompanying Proxy may use their discretionary voting authority if the proposal is raised at the meeting.

                           INCORPORATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference: (i) the Company's audited Financial Statements for the years ended March 31, 1999 and March 31, 1998 included in the Company's Annual Report on Form 10-KSB for the Year Ended March 31, 1999; (ii) the unaudited balance sheets and comparative year-to-date income statements and statements of cash flows and related earnings per share amounts included in the Company's Quarterly Report on Form 10-QSB for the quarter ended [June 30, 1999]; and (iii) all documents filed subsequent to the date of this Proxy Statement.

     THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF ANY AND ALL OF THE INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. ALL SUCH REQUESTS SHOULD BE DIRECTED TO LOUIS ROCCO, SECRETARY OF THE COMPANY, AT 18 SARGENT PLACE, MOUNT VERNON, NEW YORK 10550 (TELEPHONE NUMBER 914-605-9050).

                                  OTHER MATTERS

     The Board is not aware of any business which will be presented at the Special Meeting other than those matters set forth in the accompanying Notice of Special Meeting. If any other matters are properly presented at the Special Meeting for action, it is intended that the person named in the accompanying Proxy and acting thereunder will vote in accordance with his best judgment on such matters.

                                     ANNEX A



================================================================================









                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         Landauer Hospital Supplies Inc.

                              LHS Merger Sub, Inc.

                                       AND

                          Community Care Services, Inc.

                                  June 14, 1999












================================================================================

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER entered into as of June 14, 1999, (the "Agreement") by and among LANDAUER HOSPITAL SUPPLIES INC., a New York corporation (the "Buyer"), LHS MERGER SUB, INC., a New York corporation and a wholly-owned Subsidiary of the Buyer (the "Transitory Subsidiary"), and COMMUNITY CARE SERVICES, INC., a New York corporation (the "Target"; the Buyer, the Transitory Subsidiary, and the Target are referred to collectively herein as the "Parties").

         This Agreement contemplates a transaction in which the Buyer will acquire the Target for cash through a reverse subsidiary merger of the Transitory Subsidiary with and into the Target.

         Concurrent with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer's willingness to enter into this Agreement, Dean L. Sloane, Craig V. Sloane, Mary Sloane, The Sloane Family Foundation and DMJ Management Group, Inc. (the "Sloane Group") will enter into an agreement with Buyer (the "Shareholders' Agreement") pursuant to which the Sloane Group will agree to vote all shares of Target common stock owned by each of the members of the Sloane Group (not less than 2,091,450 shares) in favor of the Merger. In addition, the Shareholders' Agreement will provide that each member of the Sloane Group will give an irrevocable proxy to Buyer to vote such shares in such member's name and on such member's behalf at any meeting of shareholders or in response to any solicitation of proxies with respect to the Merger or certain other transactions for a period of six (6) months from the date of such agreement.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       Definitions.

         "Acquisition Proposal" means any acquisition of 10% or more of the consolidated assets of the Target and its Subsidiaries or of over 10% of any class of equity securities of the Company or any of its Subsidiaries; any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Target or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Target, other than the transactions contemplated by this Agreement; or any other transaction, the consummation of which would, or could reasonably be expected to, materially dilute the benefits to the Buyer of the transactions contemplated hereby.

         "Acquisition Transaction" means any Acquisition Proposal that is consummated.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act except that the Buyer, the Transitory Subsidiary, LTTR Home Care LLC and Alan J. Landauer shall not be deemed members of an Affiliated Group of the Target or its Affiliates.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer-owned Share" means any Target Share that the Buyer or the Transitory Subsidiary owns beneficially.

         "Certificate of Merger" has the meaning set forth in Section 2(c) below.

         "Closing" has the meaning set forth in Section 2(b) below.

         "Closing Date" has the meaning set forth in Section 2(b) below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

         "Controlled Group" has the meaning set forth in Code Section 1563.

         "Definitive Proxy Materials" means the definitive proxy materials relating to the Special Meeting.

         "Disclosure Schedule" has the meaning set forth in Section 3 below.

         "Dissenting Share" means any Target Share held of record by any shareholder who or which has exercised his or its rights pursuant to Section 623 of the New York Business Corporation Law.

         "Effective Time" has the meaning set forth in Section 2(d)(i) below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excess Loss Account" has the meaning set forth in Treas. Reg. Section 1.1502-19.

         "Fairness Opinion" has the meaning set forth in Section 5(d) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means that a Person knew or reasonably should have known a given fact or circumstance without undertaking any investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Merger" has the meaning set forth in Section 2(a) below.

         "Merger Consideration" has the meaning set forth in Section 2(d)(v) below.

         "Most Recent Fiscal Quarter End" has the meaning set forth in Section 3(h) below.

         "Most Recent Balance Sheet" has the meaning set forth in Section 3(h) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "New York Business Corporation Law" means the Business Corporation Law of the State of New York, as amended.

         "New York Certificate of Merger" has the meaning set forth in Section 2(c) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" or "Parties" has the meaning set forth in the preface above.

         "Paying Agent" has the meaning set forth in Section 2(e) below.

         "Payment Fund" has the meaning set forth in Section 2(e) below.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "Public Report" has the meaning set forth in Section 3(e) below.

         "Requisite Shareholder Approval" means the affirmative vote of the holders of two thirds of the Target Shares in favor of this Agreement and the Merger.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Special Meeting" has the meaning set forth in Section 5(c)(ii) below.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" has the meaning set forth in Section 2(a) below.

         "Target" has the meaning set forth in the preface above.

         "Target Share" means any share of the Common Stock, $.01 par value per share, of the Target other than Buyer-owned shares.

         "Target Shareholder" means any Person who or which holds any Target Shares.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Transitory Subsidiary" has the meaning set forth in the preface above.

         "Warrants" means the Class A Redeemable Common Stock Purchase Warrants of the Target.

         "Warrant Agent" means Continental Stock Transfer & Trust Company.

         "Warrant Agreement" means the warrant agreement dated October 18, 1996 by and among the Target, the Warrant Agent and Maidstone Financial, Inc.

         2.       Basic Transaction.

         a. The Merger. On and subject to the terms and conditions of this Agreement, the Transitory Subsidiary will merge with and into the Target (the "Merger") at the Effective Time. The Target shall be the corporation surviving the Merger (the "Surviving Corporation").

         b. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Thacher Proffitt & Wood, located at Two World Trade Center, New York, New York, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

         c. Actions at the Closing. At the Closing, (i) the Target will deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments, and documents referred to in
                  Section 6(a) below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Target the various certificates, instruments, and documents referred to in
                  Section 6(b) below, (iii) the Target and the Transitory Subsidiary will deliver to the Department of State of the State of New York for filing, a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"), and (iv) the Buyer will cause the Surviving Corporation to deliver the Payment Fund to the Paying Agent in the manner provided below in this Section 2.

         d.       Effect of Merger.

         i. General. The Merger shall become effective at the time (the "Effective Time") the Target and the Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of New York. The Merger shall have the effect set forth in the New York Business Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

         ii. Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time and the name of the Surviving Corporation will be changed to Landauer Metropolitan Respiratory Services, Inc.

         iii. Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of the Transitory Subsidiary immediately prior to the Effective Time and the name of the Surviving Corporation will be changed to Landauer Metropolitan Respiratory Services, Inc.

         iv. Directors and Officers. The directors and officers of the Transitory Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

         v. Conversion of Target Shares. At and as of the Effective Time, (A) each Target Share (other than any Dissenting Share or Buyer-owned Share) shall be converted into the right to receive an amount (the "Merger Consideration") equal to $1.20 in cash (without interest), (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the New York Business Corporation Law, and (C) each Buyer-owned Share shall be canceled; provided, however, that the Merger Consideration shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time.

         vi. Conversion of Capital Stock of the Transitory Subsidiary. At and as of the Effective Time, each share of common stock, $.01 par value per share, of the Transitory Subsidiary shall be converted into one share of common stock, $.01 par value per share, of the Surviving Corporation.

         vii. Target Stock Options. Each option to purchase shares of Target common stock that is outstanding prior to the Effective Time (whether or not vested or exercisable) shall, at the Effective Time, be canceled, and in exchange therefor, each option holder shall receive a cash payment which, prior to deduction for applicable withholding taxes, is in an amount equal to the product of (A) the excess, if any, of the Merger Consideration over the per share exercise price of the option and (B) the number of shares subject to the option (whether or not vested). The Surviving Corporation shall make such payment on or after the Closing Date immediately upon receipt of a written agreement from the option holder to accept such payment in full settlement of such option holder's rights with respect to the option. If the per share exercise price of any option equals or exceeds the Merger Consideration, such option shall be canceled without any payment required thereunder.

         viii. Warrants. Each Warrant to purchase shares of Target common stock outstanding prior to the Effective Time shall entitle the holder to receive a cash payment equal to the Merger Consideration upon exercise of the Warrant by the Warrant holder at or before the Effective Time, including payment by the Warrant holder of the exercise price of the Warrant. Each such Warrant not so exercised shall continue in effect after the Effective Time until it expires by its own terms, but the Warrant holder shall be entitled only to a cash payment by the Surviving Corporation equal to the Merger Consideration upon exercise of the Warrant by the Warrant holder, including payment by the Warrant holder of the exercise price of the Warrant, until the expiration of the Warrant.

         e.       Procedure for Payment.

         i. At or before the Effective Time, (A) the Buyer will cause the Surviving Corporation to furnish to Continental Stock Transfer & Trust Company (the "Paying Agent") a corpus (the "Payment Fund") consisting of cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of all of the outstanding Target Shares (other than any Dissenting Shares and Buyer-owned Shares). No interest will accrue or be paid to the holder of any outstanding Target Shares.

         ii. The Buyer may cause the Paying Agent to invest the cash included in the Payment Fund in one or more of the permitted investments set forth on Exhibit B attached hereto; provided, however, that the terms and conditions of the investments shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any net earnings with respect to the investments, and the Buyer will cause the Surviving Corporation to replace promptly any portion of the Payment Fund which the Paying Agent loses through investments.

         iii. The Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Payment Fund (including any earnings thereon) remaining 180 days after the Effective Time, and thereafter all former shareholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates.

         iv. The Buyer shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent.

         f. Closing of Transfer Records. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

         3. Representations and Warranties of the Target. The Target represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and, to the extent the correctness and completeness of such statements are within the reasonable control of Target or its Subsidiaries, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         a. Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Target and its Subsidiaries has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3(a) of the Disclosure Schedule lists the directors and officers of each of the Target and its Subsidiaries. The Target has delivered to the Buyer and Merger Sub correct and complete copies of the certificate of incorporation and bylaws of each of the Target and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Target and its Subsidiaries are correct and complete. None of the Target and its Subsidiaries is in default under or in violation of any provision of its certificate of incorporation or bylaws.

         b. Capitalization. The entire authorized capital stock of the Target consists of 20,000,000 shares of common stock, par value $.01 per share, of which 7,217,851 shares of common stock, including Target Shares and Buyer-owned shares, are issued and outstanding; 1,000,000 preferred shares, of which no shares are issued and outstanding; and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and nonassessable. In addition, the Target has issued 5,685, 182 Warrants and 177,000 stock options to purchase shares of Target common stock. There are no other outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. To the Knowledge of any director or officer of the Target, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target except those to which the Buyer or any Affiliates of the Buyer (other than the Target or its Subsidiaries) is a party. No holder of any Warrant shall have the right, in connection with this Agreement or any event following the Closing Date, to exercise a Warrant and receive an amount greater than the exercise price thereof.

         c. Authorization of Transaction. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery by the Target , and the performance of its obligations hereunder, have been duly authorized by all requisite corporate action on the part of the Company, and the Agreement has been duly executed and delivered by the Target; provided, however, that the Target cannot consummate the Merger unless and until it receives the Requisite Shareholder Approval. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

         d. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries, the violation of which would have a material adverse effect on the business of the Target and its Subsidiaries taken as a whole, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of the New York Business Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, none of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         e. Filings with the SEC. The Target has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         f. Title to Assets. The Target and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         g. Subsidiaries. Section 3(g) of the Disclosure Schedule sets forth for each Subsidiary of the Target (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock,
                  (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Target have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Target and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Target, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Target to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Target. None of the Target and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Target.

         h. Financial Statements. The Target has filed Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1998 (the "Most Recent Fiscal Quarter End" or the "Most Recent Balance Sheet," as applicable), September 30, 1998, and June 30, 1998 and an Annual Report on Form 10-K for the fiscal year ended March 31, 1998. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Target and its Subsidiaries as of the indicated dates and the results of operations of the Target and its Subsidiaries for the indicated periods , are correct and complete in all respects, and are consistent with the books and records of the Target and its Subsidiaries; provided, however, that the interim statements are subject to normal year-end adjustments.

         i. Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target and its Subsidiaries taken as a whole.

         j. Undisclosed Liabilities. None of the Target and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the balance sheet dated as of the Most Recent Fiscal Quarter End and (ii) liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         k. Brokers' Fees. None of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         l. Legal Compliance. Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to so comply would not have a material adverse effect on the Target and its Subsidiaries taken as a whole, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         m.       Tax Matters.

         i. Each of the Target and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Target and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Target and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Target and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Target and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

         ii. Each of the Target and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

         iii. No director or officer (or employee responsible for Tax matters) of any of the Target and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Target and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Target and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. Section 3(m)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Target and its Subsidiaries for taxable periods ended on or after March 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Target has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Target and its Subsidiaries since March 31, 1996.

         iv. None of the Target and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         v. None of the Target and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Target and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Target and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Target and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Target and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Target and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Target) or (B) has any Liability for the Taxes of any Person (other than any of the Target and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         vi. Section 3(m)(vi) of the Disclosure Schedule sets forth the following information with respect to each of the Target and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Target or Subsidiary in its assets;
(B) the basis of the shareholder(s) of the Subsidiary in its stock (or the amount of any Excess Loss Account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target or Subsidiary; and (D) the amount of any deferred gain or loss allocable to the Target or Subsidiary arising out of any Deferred Intercompany Transaction (as such term is defined in the Code).

         vii. The unpaid Taxes of the Target and its Subsidiaries (A) did not, as of the Most Recent Fiscal Year End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries in filing their Tax Returns.

         n.       Real Property.

         i. Neither the Target nor its Subsidiaries owns any real property.

         ii. Section 3(n)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Target and its Subsidiaries. The Target has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(n)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in
Section 3(n)(ii) of the Disclosure Schedule:

                           (1) the lease or sublease is legal, valid, binding,
                  enforceable, and in full force and effect except to the extent enforceability may be limited by bankruptcy, moratorium or other laws affecting the rights of creditors and by general principles of equity;

                           (2) the lease or sublease will continue to be legal,
                  valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except to the extent enforceability may be limited by bankruptcy, moratorium or other laws affecting the rights of creditors and by general principles of equity;

                           (3) no party to the lease or sublease is in breach or
                  default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (4) no party to the lease or sublease has repudiated
                  any provision thereof;

                           (5) there are no disputes, oral agreements, or
                  forbearance programs in effect as to the lease or sublease;

                           (6) none of the Target and its Subsidiaries has
                  assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                           (7) all facilities leased or subleased thereunder
                  have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations except where the failure to do so would not have a material adverse effect on the Target and its Subsidiaries taken as a whole;

                           (8) all facilities leased or subleased thereunder are
                  supplied with utilities and other services necessary for the operation of said facilities; and

                           (9) to the Knowledge of the officers and directors of
                  the Target and its Subsidiaries, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

         o.       Intellectual Property.

         i. The Target and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Target and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by any of the Target and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Target or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Target and its Subsidiaries has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

         ii. To the Knowledge of the officers and directors of the Target and its Subsidiaries, none of the Target and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Target and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target and its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target and its Subsidiaries.

         iii. Section 3(o)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Target and its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Target and its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of the Target and its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).

         iv. Section 3(o)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of the Target and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission, other than off-the-shelf computer software licensed to the Target or any of its Subsidiaries.

         p. Tangible Assets. The Target and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), in all material respects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         q. Inventory. The inventory of the Target and its Subsidiaries, whether or not reflected in the Most Recent Balance Sheet, consists primarily of medical supplies sold directly to customers for home use, medical equipment rented to customers for home use all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth in the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries.

         r. Contracts. Section 3(r) of the Disclosure Schedule lists the following contracts and other agreements to which any of the Target and its Subsidiaries is a party:

         i. any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

         ii. any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Target and its Subsidiaries to the Knowledge of the officers and directors of the Target and its Subsidiaries, or involve consideration in excess of $50,000;

         iii. any agreement concerning a partnership or joint venture;

         iv. any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

         v. any agreement concerning confidentiality or noncompetition (other than those generally imposed by the Target and its Subsidiaries on employees);

         vi. any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

         vii. any collective bargaining agreement;

         viii. any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

         ix. any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

         x. any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries taken as a whole;

         xi. any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000; or

         xii. each existing Medicare and Medicaid contract (collectively, the "Program Agreements") or evidence thereof relating to the participation by the Target and its Subsidiaries in the Medicare and Medicaid Programs (the "Governmental Programs").

         Target has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(r) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(r) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is a legal, valid, binding and enforceable obligation of the Target or its Subsidiaries, as the case may be, and is in full force and effect except to the extent enforceability may be limited by bankruptcy, moratorium or other laws affecting the rights of creditors and by general principles of equity; (B) subject to obtaining any required consent from the other party or parties thereto, the agreement will continue to be a legal, valid, binding and enforceable obligation of the Target or its Subsidiaries, as the case may be, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except to the extent enforceability may be limited by bankruptcy, moratorium or other laws affecting the rights of creditors and by general principles of equity; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         s. Notes, Accounts Receivable and Reimbursements. All notes, accounts receivable and reimbursements of the Target and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims (or with respect to Government Programs, no notice of any offsets against future reimbursements), are current and collectible, and to the Knowledge of the officers and directors of the Target and its Subsidiaries and those employees responsible for billing and collections, will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries.

         t. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Target and its Subsidiaries.

         u. Insurance. Section 3(u) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Target and its

                  Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time since March 31, 1996:

         i. the name, address, and telephone number of the agent;

         ii. the name of the insurer, the name of the policyholder, and the name of each covered insured;

         iii. the policy number and the period of coverage;

         iv. the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

         v. a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect except to the extent enforceability may be limited by bankruptcy, moratorium or other laws affecting the rights of creditors and by general principles of equity; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby except to the extent enforceability may be limited by bankruptcy, moratorium or other laws affecting the rights of creditors and by general principles of equity; (C) neither any of the Target and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of the Target and its Subsidiaries has been covered since March 31, 1996 by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3(u) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Target and its Subsidiaries.

         v. Litigation. Section 3(v) of the Disclosure Schedule sets forth each instance in which any of the Target and its Subsidiaries
                  (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the directors and officers (and employees with responsibility for litigation matters) of the Target and its Subsidiaries, has been threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi- judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(v) of the Disclosure Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Target and its Subsidiaries. None of the directors and officers (and employees with responsibility for litigation matters) of the Target and its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Target and its Subsidiaries. There are no pending appeals, adjustments, challenges, audits, litigation, notices of intent to reopen or open completed payments with respect to the Governmental Programs and none of the Target and its Subsidiaries has received notice of pending, threatened or possible decertification or other loss of participation in any of the Governmental Programs which remains in effect as of the date hereof.

         w. Product Warranty. None of the Target and its Subsidiaries manufacture or assemble any products. Each product sold, leased, or delivered by any of the Target and its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Target and its Subsidiaries has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries. No product sold, leased, or delivered by any of the Target and its Subsidiaries is subject to any guaranty, warranty, or other indemnity offered by the Target or one of its Subsidiaries beyond the applicable standard terms and conditions of sale or lease. Section 3(w) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the Target and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

         x. Product Liability. None of the Target and its Subsidiaries has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold, leased, or delivered by any of the Target and its Subsidiaries.

         y. Employees. To the Knowledge of any of the directors and officers (and employees with responsibility for employment matters) of the Target and its Subsidiaries, no executive, key employee, or group of employees has any plans to terminate employment with any of the Target and its Subsidiaries. None of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances which have resulted in legal, administrative or other similar proceedings, claims of unfair labor practices, or other collective bargaining disputes. None of the Target and its Subsidiaries has committed any unfair labor practice. None of the directors and officers (and employees with responsibility for employment matters) of the Target and its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target and its Subsidiaries.

         z.       Employee Benefits.

         i. Section 3(z) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Target and its Subsidiaries maintains or to which any of the Target and its Subsidiaries contributes or has any obligation to contribute.

                           (1) Each such Employee Benefit Plan (and each related
                  trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (2) All required reports and descriptions (including
                  Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (3) All contributions (including all employer
                  contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Target and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (4) Each such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and Seller is not aware of any facts or circumstances that could result in the revocation of such determination letter.

                           (5) The market value of assets under each such
                  Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                           (6) The Target has delivered to the Buyer correct and
                  complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

         ii. With respect to each Employee Benefit Plan that any of the Target, its Subsidiaries, and any ERISA Affiliate (as such term is defined under ERISA) maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                           (1) No such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan (other than any Multiemployer
                  Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries, threatened.

                           (2) There have been no Prohibited Transactions with
                  respect to any such Employee Benefit Plan. No ERISA fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries, has been threatened. None of the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                           (3) None of the Target and its Subsidiaries has
                  incurred, and none of the directors and officers (and employees with responsibility for employee benefits matters) of the Target and its Subsidiaries has any reason to expect that any of the Target and its Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA Section 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

         iii. None of the Target, its Subsidiaries, and the other members of the Controlled Group that includes the Target and its Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan.

         iv. None of the Target and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

         aa. Guaranties. None of the Target and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

         bb.      Environmental, Health, and Safety Matters.

         i. Each of the Target, its Subsidiaries, and their respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements, except where the failure to so comply would not have a material adverse effect on the Target and its Subsidiaries taken as a whole.

         ii. Without limiting the generality of the foregoing, each of the Target, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth in the attached Schedule 2 (the "Environmental and Safety Permits Schedule")

         iii. Neither the Target, its Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

         iv. To the Knowledge of the officers and directors of the Target and its Subsidiaries, none of the following exists at any property or facility owned or operated by the Target or its Subsidiaries: (1) underground storage tanks,
(2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

         v. None of the Target, its Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

         vi. Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

         vii. Neither the Target, its Subsidiaries, nor any of their respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

         viii. No facts, events or conditions relating to the past or present facilities, properties or operations of the Target, its Subsidiaries, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         cc. Certain Business Relationships With the Target and Its Subsidiaries. None of the Target Shareholders or their Affiliates has been involved in any business arrangement or relationship with any of the Target or its Subsidiaries within the past 12 months, and none of the Target Shareholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Target and its Subsidiaries.

         dd.      Compliance with Applicable Laws.

         i. Each of the Target and its Subsidiaries owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from governmental entities which are necessary to entitle it to own or lease, operate and use its assets, to participate in the Medicare, Medicaid and all other reimbursement programs as currently participated in and to carry on and conduct its business (collectively called "Permits") except where the failure to do so would not have a material adverse effect on the Target and its Subsidiaries taken as a whole. Each of the Target and its Subsidiaries has fulfilled and performed its obligations under each of the respective Permits in all material respects, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any Permit either
(i) which permits or, after notice or lapse of time or both, would permit revocation or termination of any Permit, or (ii) which may reasonably be expected to adversely affect the rights of the Target or its Subsidiaries under any Permit; no notice of cancellation, suspension, revocation, or default or of any dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Target or its Subsidiaries, or, to the Knowledge of any of the directors and officers of the Target and its Subsidiaries, is proposed or threatened; and each of the Permits is valid, subsisting and in full force and effect and may reasonably be expected to continue in full force and effect after the Effective Time in each case without (A) the occurrence of any breach, default or forfeiture of rights thereunder, or (B) the consent, approval, or act of, or the making of any filing with, any governmental entity. None of the Target and its Subsidiaries has made any fraudulent misrepresentations in connection with any judicial or regulatory proceedings or actions before any governmental entity.

         ii. None of the Target or its Subsidiaries has submitted any claims in connection with any referrals to any of its programs which violated any applicable self-referral law, including the Stark Bill (42 U.S.C. Section 1395) or any applicable state self-referral law as those laws are currently interpreted.

         iii. Each program operated by the Target and its Subsidiaries has (i) obtained and maintains in good standing its JCAHO accreditation, if applicable, as well as all required healthcare licenses, (ii) where required by applicable law, obtained and maintains accreditation for such programs, (iii) obtained and maintains all certifications required from any governmental entity including, without limitation, where required by applicable law, Medicaid certification and Medicare certification and (iv) obtained and maintains eligibility and good standing for reimbursement from Medicare and Medicaid and any other third party payor.

         iv. There are no situations which involved or involve the Target or its Subsidiaries in (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity,
(B) the making of any direct or indirect unlawful payments to government officials from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the payment of or offering to pay any illegal remuneration for any referral to any of its programs in violation of any applicable anti-kickback law, including the "Medicare Anti-kickback Statute" (42 U.S.C. Section 1320a-7b(b)) or any applicable state anti-kickback law, (E) the violation of any Medicare or Medicaid requirements, including the fraud and abuse provisions, (F) the receipt of any illegal discounts or rebates or any other violation of the anti-trust laws, (G) any investigation by the SEC of which the officers or directors of the Target have Knowledge or (H) any investigation of the Target or its Subsidiaries by a Medicare intermediary or carrier, the Health Care Finance Administration, the Office of the Inspector General of the Department of Heath and Human Services or any other federal, foreign, state or local government agency or authority of which the officers or directors of the Target have Knowledge.

         v. None of the Target or its Subsidiaries has submitted any claim for payment to any payor source, either governmental or nongovernmental, in violation of any false claim or fraud law, including the "False Claim Act" (31 U.S.C. Section 3729) or any applicable state false claim or fraud law.

         ee. Medicare and Medicaid. None of the Target and its Subsidiaries is engaged in termination proceedings as to its participation in Medicare or Medicaid or has received notice that its current participation, if any, in Medicare or Medicaid is subject to any contest, termination or suspension as a result of alleged violations or any non-compliance with participation requirements. There is no pending or, to the Knowledge of the Target or its Subsidiaries, threatened proceeding or investigation involving participation by the Target or its Subsidiaries in the Medicare or Medicaid programs. To the Knowledge of any of the directors and officers of the Target, none of the Target and its

                  Subsidiaries has received reimbursement in excess of the amount provided by law. All liabilities and contractual adjustments of the business under any third party payor or reimbursement programs have been properly reflected and adequately reserved for in the financial statements as of the dates thereof (with the reserves being established consistently with past practices). The Target and its Subsidiaries have always been and are currently in compliance in all respects with applicable rules and regulations governing reimbursement under the Medicare and Medicaid programs.

         ff. No Litigation. None of the officers or directors of the Target or its Subsidiaries have Knowledge of any pending or threatened litigation related to the execution of this Agreement in the consummation of the transactions contemplated hereby.

         4. Representations and Warranties of the Buyer and the Transitory Subsidiary. Each of the Buyer and the Transitory Subsidiary represents and warrants to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and, to the extent the correctness and completeness of such statements are within the control of Target or its Subsidiaries, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4.

         a. Organization. Each of the Buyer and the Transitory Subsidiary is a limited liability company and a corporation, respectively, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

         b. Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery by the Target, and the performance of its obligations hereunder, have been duly authorized by all requisite corporate action on the part of the Company, and the Agreement has been duly executed and delivered by the Target. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms and conditions.

         c. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of the charter or bylaws of either the Buyer or the Transitory Subsidiary the violation of which would have a material adverse effect on the business of the Buyer and the Transitory Subsidiary taken as a whole or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of any director or officer of the Buyer, and other than in connection with the provisions of the New York Corporation Law, the Securities Exchange Act, the Securities Act and the state securities laws, neither the Buyer nor the Transitory Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         d. Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated.

         e. No Litigation. None of the officers or directors of the Buyer or the Transitory Subsidiary have Knowledge of any pending or threatened litigation related to the execution of this Agreement in the consummation of the transactions contemplated hereby.

         5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         a. General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         b. Notices and Consents. The Target will give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and will use its best efforts to obtain (and will cause each of its Subsidiaries to use its best efforts to obtain) any third party consents, that the Buyer may request in connection with the matters referred to in Section 3(d) above.

         c. Regulatory Matters and Approvals. Each of the Parties will (and the Target will cause each of its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and
                  Section 4(c) above. Without limiting the generality of the foregoing:

         i. Securities Act, Securities Exchange Act and State Securities Laws. The Target will prepare and file with the SEC preliminary proxy materials under the Securities Exchange Act relating to the Special Meeting. The Target will use its best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Buyer will provide the Target, and the Target will provide the Buyer, with whatever information and assistance in connection with the foregoing filings that the filing Party reasonably may request.

         ii. New York Business Corporation Law. The Target will call a special meeting of its shareholders (the "Special Meeting"), as soon as practicable in order that the shareholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the New York Business Corporation Law. The Target will mail the Definitive Proxy Materials to its shareholders as soon as practicable. The Definitive Proxy Materials will contain the affirmative recommendation of the board of directors of the Target in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of the Target shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

         iii. Medicare and Medicaid. The Target will take all actions necessary to authorize Buyer and the Transitory Subsidiary to use the Target's or its Subsidiaries' Medicare and/or Medicaid numbers as permitted by law.

         d. Fairness Opinion. The Target will deliver to the Buyer and the Transitory Subsidiary on or before the date the Definitive Proxy Materials are mailed to the shareholders of the Target an opinion of Pinnacle Partners as to the fairness of the Merger to the Target Shareholders from a financial point of view (the "Fairness Opinion").

         e. Operation of Business. The Target will not (and will not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

         i. none of the Target and its Subsidiaries will authorize or effect any change in its charter or bylaws;

         ii. none of the Target and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

         iii. none of the Target and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

         iv. none of the Target and its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

         v. none of the Target and its Subsidiaries will impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

         vi. none of the Target and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

         vii. none of the Target and its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

         viii. none of the Target and its Subsidiaries will commit to any of the foregoing.

         f. Full Access. The Target will (and will cause each of its Subsidiaries to) permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries. Each of the Buyer and the Transitory Subsidiary will treat and hold as such any Confidential Information it receives from any of the Target and its Subsidiaries in the course of the reviews contemplated by this Section 5(f), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Target all tangible embodiments including written, electronic, or other formats (and all copies) thereof which are in its possession or control, and will destroy all work papers, memoranda and notes related thereto except, however, that Confidential Information shall not be deemed to include (i) such information that is already known to the Buyer or the Transitory Subsidiary or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Buyer or the Transitory Subsidiary,
                  (ii) the use of such information that is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Merger or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings; provided, that, the Buyer and the Transitory Subsidiary will provide written notice to the Target in advance of making such disclosure and will not object to the Target's efforts to intercede in such matter for such purpose of protecting the confidentiality of the Confidential Information.

         g. Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(g), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         h. Exclusivity. The Target will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Target and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange);

                  provided, however, prior to the Target obtaining shareholder approval of this Agreement, the Target, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Target shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         i. Disclosure. The Definitive Proxy Materials will comply with the Securities Exchange Act in all material respects. The Target hereby covenants that the Definitive Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, the Target makes no covenant with respect to any information that the Buyer and the Transitory Subsidiary will supply specifically for use in the Definitive Proxy Materials. The Buyer and the Transitory Subsidiary shall indemnify and hold harmless the Target, its Subsidiaries and their respective officers, directors, employees and agents from and against any and all losses, liabilities, costs, and expenses (including without limitation, reasonable attorneys' fees and costs of litigation) directly arising out of any untrue statement of material fact or omission of a statement of material fact necessary in order to make the statements therein not materially misleading made in the Definitive Proxy Materials directly attributable to information provided by the Buyer or the Transitory Subsidiary. The Target and its Subsidiaries shall indemnify and hold harmless the Buyer, the Transitory Subsidiary and their respective officers, directors, employees and agents from and against any and all losses, liabilities, costs, and expenses (including without limitation, reasonable attorneys' fees and costs of litigation) directly arising out of any untrue statement of material fact or omission of a statement of material fact necessary in order to make the statements therein not materially misleading made in the Definitive Proxy Materials directly attributable to information provided by the Target or its Subsidiaries.

         j. Warrants. Upon request of the Buyer, prior to the Special Meeting the Target shall cause notice (in a form approved by the Buyer, which approval shall not be unreasonably withheld) to be given to Warrant holders of the proposed transaction and its effect upon the rights of such Warrant holders.
                  Following receipt of the Requisite Shareholder Approval, the Target will, subject to content approval by the Buyer, which approval shall not be reasonably withheld, prepare and file a certificate with the Warrant Agent (following the form set forth in Section 9(e) of the Warrant Agreement) and cause a summary of such certificate to be sent to the underwriter and each registered holder of Warrants. The certificate will contain information regarding the rights of such holders to acquire $1.20 in cash upon the exercise of such holders' Warrants.

         6.       Conditions to Obligation to Close.

         a. Conditions to Obligation of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         i. this Agreement and the Merger shall have received the Requisite Shareholder Approval and the number of Dissenting Shares shall not exceed 5% of the number of outstanding Target Shares;

         ii. the Target and its Subsidiaries shall have procured all of the third party consents specified in Section 5(b) above;

         iii. except for any representation and warranty that, as of the date of this Agreement, to the Knowledge of Alan J. Landauer, Chairman of the Board and a Director of the Target since April 8, 1999, was untrue or incorrect, the representations and warranties set forth in Section 3 above shall be true and correct at and as of the Closing Date;

         iv. the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         v. no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the capital stock of the Surviving Corporation and to control the Surviving Corporation and its Subsidiaries, (D) affect adversely the right of any of the Surviving Corporation and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) or (E) result in any liability, contingent or otherwise, from record or beneficial holders of Warrants, except to the extent the Purchase Price (as defined in the Warrant Agreement and satisfactory to the Buyer) exceeds the value of what such holder may be entitled to under the Warrant Agreement upon consummation of the transactions contemplated by this Agreement;

         vi. the Target shall have delivered to the Buyer and the Transitory Subsidiary an officers' certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

         vii. the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in
Section 3(d) and Section 4(c) above;

         viii. the Buyer and the Transitory Subsidiary shall have received from counsel to the Target an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to the Buyer and the Transitory Subsidiary, and dated as of the Closing Date;

         ix. the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Closing, of each director and officer of the Target and its Subsidiaries other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

         x. all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer and the Transitory Subsidiary; and

         xi. the Buyer and the Transitory Subsidiary shall have obtained all of the financing they will require in order to consummate the Merger.

The Buyer and the Transitory Subsidiary may waive any condition specified in this Section 6(a) if they execute a writing so stating at or prior to the Closing.

         b. Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         i. the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

         ii. each of the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

         iii. no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the capital stock of the Surviving Corporation and to control the Surviving Corporation and its Subsidiaries, (D) affect adversely the right of any of the Surviving Corporation and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and there shall not be any judgement, order, decree, stipulation, injunction or charge in effect preventing consummation of any transactions contemplated by this Agreement;

         iv. each of the Buyer and the Transitory Subsidiary shall have delivered to the Target an officers' certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(v) is satisfied in all respects;

         v. this Agreement and the Merger shall have received the Requisite Shareholder Approval;

         vi. the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d) and Section 4(c) above;

         vii. the Target shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Target, and dated as of the Closing Date; and

         viii. all actions to be taken by the Buyer and the Transitory Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target.

The Target may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7.       Termination.

         a. Termination of Agreement. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after shareholder approval) as provided below:

         i. the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

         ii. the Buyer and the Transitory Subsidiary may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement, the Buyer or the Transitory Subsidiary has notified the Target of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or
(B) if the Closing shall not have occurred on or before August 30, 1999, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer or the Transitory Subsidiary breaching any representation, warranty, or covenant contained in this Agreement);

         iii. the Target may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary at any time prior to the Effective Time (A) in the event the Buyer or the Transitory Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer and the Transitory Subsidiary of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 30, 1999, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement);

         iv. Prior to the Target obtaining shareholder approval of this Agreement, the Target may terminate this Agreement by giving written notice to the Buyer at any time prior to the Effective Time, in the event that a Person has made an Acquisition Proposal that the board of directors of the Target determines, in good faith, and after consultation with and advice from its financial advisors, is likely to be subject to completion and would, if consummated, result in a transaction more favorable, from a financial point of view, to the Target's shareholders than this Agreement and the Merger;

         v. any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Special Meeting in the event this Agreement and the Merger fail to receive the Requisite Shareholder Approval.

         b. Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(h) or
                  Section 8(b) above shall survive any such termination.

         c. Termination Fee. In the event of termination by the Target pursuant to Section 7(a)(iv) above or by the Buyer or the Transitory Subsidiary pursuant to or Section 7(a)(ii) above, Target shall (i) pay to Buyer a termination fee of three hundred fifty thousand dollars ($350,000), not as a penalty but in recognition of the substantial time and efforts expended, expenses incurred and other opportunities foregone by the Buyer in connection with this Agreement plus (ii) any and all expenses incurred by Buyer or the Transitory Subsidiary (including without limitation, attorneys' fees) relating to or arising out of this Agreement or the transactions or the agreements contemplated herein; provided, however, this Section 7(c) shall not apply to a termination pursuant to Section 7(a)(ii)(B) if the basis thereof is the failure to satisfy the condition precedent described in
                  Section 6(a)(i), unless an Acquisition Transaction is contracted for on or prior to December 31, 1999.

         8.       Miscellaneous.

         a. Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning payment of the Merger Consideration and the provisions in Section 5(k) above concerning indemnification) will survive the Effective Time.

         b. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly- traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         c. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 2 above concerning payment of the Merger Consideration are intended for the benefit of the Target Shareholders.

         d. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         e. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         f. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         g. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         h. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Target:          Community Care Services, Inc.
                                    18 Sargent Place
                                    Mount Vernon, NY  10550
                                    Attention:  Elia C. Guaneri, Chief Financial
                                                Officer
                                    Telephone: (914) 665-9050

         Copy to:                   Nordlicht & Hand
                                    Olympic Tower
                                    645 Fifth Avenue
                                    New York, NY 10022
                                    Attention:  Brian M. Hand, Esq.
                                    Telephone: (212) 421-6500
                                    Facsimile:  (212) 421-0499

         If to the Buyer:           Landauer Hospital Supplies Inc.
                                    99 Calvert Street, P.O. Box 839
                                    Harrison, NY  10528
                                    Attention: Alan J. Landauer
                                    Telephone: (914) 835-4200
                                    Facsimile: (914) 835-4793

         Copy to:                   Thacher Proffitt & Wood
                                    Two World Trade Center
                                    New York, NY  10048
                                    Attention: Thomas N. Talley, Esq.
                                    Telephone: (212) 912-7645
                                    Facsimile: (212) 912-7751

         If to the
         Transitory Subsidiary:     LHS Merger Sub, Inc.
                                    c/o Landauer Hospital Supplies, Inc.
                                    99 Calvert Street, P.O. Box 830
                                    Harrison, NY  10528
                                    Attention: Alan J. Landauer
                                    Telephone: (914) 835-4200
                                    Facsimile: (914) 835-4793

         Copy to:                   Thacher Proffitt & Wood
                                    Two World Trade Center
                                    New York, New York  10048
                                    Attention: Thomas N. Talley, Esq.
                                    Telephone: (212) 912-7645
                                    Facsimile: (212) 912-7751

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         i. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

         j. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to shareholder approval will be subject to the restrictions contained in the New York Business Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         k. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of New York, County of Westchester, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

         l. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         m. Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         n. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         o. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.


                                        LANDAUER HOSPITAL SUPPLIES INC.



                                        By:      /s/ Alan J. Landauer
                                                 ---------------------------
                                        Name:    Alan J. Landauer
                                        Title:   Chairman



                                        LHS MERGER SUB, INC.



                                        By:      /s/ Alan J. Landauer
                                                 ---------------------------
                                        Name:    Alan J. Landauer
                                        Title:   President



                                        COMMUNITY CARE SERVICES, INC.



                                        By:      /s/ Elia C. Guarneri
                                                 ---------------------------
                                        Name:    Elia C. Guaneri
                                        Title:   Chief Financial Officer

                                                                      SCHEDULE 1

                               DISCLOSURE SCHEDULE
                  EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

                                                                      SCHEDULE 2

                    ENVIRONMENTAL SAFETY AND PERMITS SCHEDULE

                                     ANNEX B

                BUSINESS CORPORATION LAW OF THE STATE OF NEW YORK

                               DISSENTERS' RIGHTS

Section 623. Procedure to Enforce Shareholders' Right to Receive Payment for Shares.

         a. A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

         b. Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

         c. Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

         d. A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

         e. Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

         f. At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

         g. Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

         h. The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

                  (i) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

                  (ii) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

                  (iii) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

                  (iv) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

                  (v) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

                  (vi) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

                  (vii) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

                  (viii) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

         i. Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

         j. No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

                  (i) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

                  (ii) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

                  (iii) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

         k. The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

         l. Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

         m. This Section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of Section 907 (Merger or consolidation of domestic and foreign corporations).

                                     ANNEX C

                          OPINION OF FINANCIAL ADVISOR

                        [Letterhead of Pinnacle Partners]

CONFIDENTIAL

June 15, 1999

Special Committee of the
         The Board of Directors
Community Care Services, Inc.
18 Sargent Place
Mount Vernon, New York  10550

Members of the Special Committee of the Board of Directors:

         We understand that Community Care Services, Inc. (the "Company") has entered into an Agreement and Plan of Merger, dated as of June 14, 1999, by and among the Company, Landauer Hospital Supplies, Inc. ("LHS") and LHS Merger Sub, Inc. ("Merger Sub"), a wholly-owned subsidiary of LHS (the "Merger Agreement"). We also understand that Merger Sub was established for the sole purpose of effecting the transactions contemplated by the Merger Agreement. We understand pursuant to the Merger Agreement, upon consummation of the transactions contemplated by the Merger Agreement, the Company will merge with Merger Sub and the Company will be the surviving entity, thereby becoming a wholly-owned subsidiary of LHS (the "Merger"). We understand that, subject to the terms and conditions of the Merger Agreement, upon consummation of the Merger, each outstanding share of the Company's common stock, par value $0.01 per share ("Common Stock") will be converted into the right to receive $1.20 in cash (the "Merger Consideration"), except for Common Stock beneficially owned by Alan Landauer, Chairman of the Board of the Company; LTTR Home Care, LLC, an affiliate of LHS ("LTTR"), of which Alan Landauer serves as the Managing Director and sole member; and dissenting shareholders. We have been advised that the Merger Consideration is the only consideration to be received by the holders of Common Stock (as set forth above), and that such holders shall have no further ownership interest in the Company as of the effective date of the Merger.

         We understand the following: (i) at the close of business on June 15, 1999, Alan Landauer and LTTR were the record owners of an aggregate of 2,188,250 shares of Common Stock, representing approximately 30.32% of the issued and outstanding Common Stock; (ii) at the close of business on June 15, 1999, Dean
L. Sloane, a Director of the Company, Craig V. Sloane, Mary Sloane, Joshua Sloane and the Sloane Family Foundation and DMJ Management Group, Inc. (the "Sloane Group") were the record and beneficial owners of an aggregate of 2,091,450 shares of Common Stock, representing approximately 28.98% of the issued and outstanding Common Stock; (iii) pursuant to a shareholders agreement entered into by the Sloane Group, the Sloane Group has agreed to vote its shares of Common Stock in favor of the Merger by granting an irrevocable proxy to Alan Landauer to vote its shares in favor of the Merger; and, (iv) as a result, Alan Landauer controls the vote of 59.30% of the outstanding Common Stock. In addition, we have been advised that the other Directors and Officers of the Company beneficially own, in the aggregate, 390,299 shares of Common Stock (including options to purchase 25,000 shares of Common Stock at an exercise price of $0.50 per share that are currently exercisable) and which constitute approximately 5.41% of the outstanding Common Stock.

         You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger by the holders of Common Stock (other than Alan Landauer, LTTR and their affiliates, as defined in the Company's Draft Proxy Statement dated June 14, 1999, including the Sloane Group, as to which we were not requested to express an opinion) (this "Opinion"). It is understood that this Opinion shall be used by you solely in connection with your consideration of the fairness of the Merger Consideration to be received by holders of Common Stock (other than Alan Landauer, LTTR and their affiliates, including the Sloane Group, as to which we were not requested to express an opinion), and for no other purpose, and that the Company will not furnish this Opinion or any other material prepared by Pinnacle Advisory Group, L.C., an affiliate of Pinnacle Partners, Inc. (collectively, "Pinnacle Partners") to any other person or persons or use or refer to this Opinion for any other purpose without the prior written approval of Pinnacle Partners. Pinnacle Partners understands and agrees that this Opinion may be referred to and reproduced in any proxy statement of the Company filed in connection with the Merger with the Securities and Exchange Commission. Pinnacle Partners, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate, estate and other purposes.

         In connection with our opinion set forth herein, we have, among other things: (i) reviewed the Company's Draft Proxy Statement dated June 14, 1999 (the date of the draft that was most recently available and which we assume herein will not be materially different from the Proxy Statement that shall be mailed to holders of the Common Stock); (ii) reviewed the Company's prospectus dated October 18, 1996; (iii) reviewed the Company's Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the fiscal years ended March 31, 1997 and 1998; (iv) reviewed the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for the periods ended June 30, 1998, September 30, 1998, and December 31, 1998; (v) reviewed certain other documents filed by the Company with the Securities and Exchange Commission; (vi) reviewed certain interim and estimated year-end financial analysis and forecasts for the Company prepared by management of the Company;
(vii) reviewed projected financial statements for the Company prepared by or based upon information provided by management of the Company; (viii) held discussions with management of the Company and its advisors (including the Company's certified public accountants and legal counsel) regarding the history, business, operations, financial condition and prospects of the Company; (ix) performed various financial analyses, as we deemed appropriate, of the Company using generally accepted analytical methodologies, including: (a) an analysis of premiums paid in public merger and acquisition transactions; (b) the application of the public trading multiples of companies which we deemed comparable to the Company to the financial results of the Company; (c) the application of the multiples reflected in selected mergers and acquisitions involving businesses which we deemed comparable to the Company to the financial results of the Company; (d) a discounted projected cash flow analysis; and (e) a review of the historical trading prices and volumes of the Common Stock as traded on Nasdaq and the over-the-counter bulletin board; and (x) reviewed such other materials and performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

         In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or obtained by us from other sources (which we deemed reliable), and upon the assurance of the Company's management that they are not aware of any information or facts that would make the information provided to us incomplete, inaccurate or misleading. We have not attempted to verify independently any of such information. With respect to any interim, estimated or projected financial statements or forecasts referred to in clauses (vi) through (viii) above, we have been advised by the Company, and we have assumed, without independent investigation, that they have been prepared reasonably and reflect the Company's best estimates and judgments of the Company's actual or future results of operations and financial condition at and for the periods specified therein, and we express no opinion with respect to such interim or projected financial statements or forecasts. We have assumed that the Company's audited financial results for the year ended March 31, 1999 will not be materially different from the estimated results for such period provided to us by the Company. In rendering our opinion, we have assumed that the Company will continue to operate as a going concern, and no consideration has been given to the effect of any solvency, bankruptcy or similar laws on the Merger in the event such laws become applicable to the Company in the future. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated by us on the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after that date of the opinion unless specifically requested to do so. Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any holder of Common Stock should take in connection with the Merger Agreement, the Merger or any aspect thereof or alternatives thereto. Without limitation to the foregoing, this letter does not constitute a recommendation to any holder of Common Stock with respect to whether to elect to receive the Merger Consideration or vote in favor of transactions contemplated by the Merger Agreement, and should not be relied upon by any holder of Common Stock as such. In rendering our opinion, we have not been engaged as an agent or fiduciary of the Company's stockholders or of any other third party. Our opinion relates solely to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Common Stock (other than Alan Landauer, LTTR and their affiliates, including the Sloane Group, as to which we were not requested to express an opinion) in the Merger. We express no opinion herein as to the structure, terms or effect of any other aspect of the transactions contemplated by, or provisions of, the Merger Agreement. Based upon and subject to all the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Merger Consideration to be received by the holders of Common Stock (other than Alan Landauer, LTTR and their affiliates, including the Sloane Group, as to which we were not requested to express an opinion), pursuant to the Merger is fair, from a financial point of view, to such holders.

                                        Very truly yours,

                                        Pinnacle Advisory Group, L.C.



                                        Steven C. Jacobs
                                        ------------------
                                        Managing Director

                                      PROXY
                          COMMUNITY CARE SERVICES, INC.

                  Solicited on Behalf of the Board of Directors

         The undersigned appoints Alan J. Landauer as the undersigned's proxy to vote all shares of Common Stock of the undersigned in Community Care Services, Inc. (the "Company"), a New York corporation, which the undersigned would be entitled to vote at a special meeting of shareholders of the Company to be held at the offices of the Company on July 19, 1999, at 10:00 a.m. (local time) or at any adjournments thereof as follows:

1. Approval and adoption of the Agreement and Plan of Merger, dated June 14, 1999, by and among the Company, Landauer Hospital Supplies Inc. ("LHS") and LHS Merger Sub, Inc. ("Merger Sub") and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity, thereby becoming a wholly-owned subsidiary of LHS.

         |_|  FOR                 |_|  AGAINST                |_|  ABSTAIN

2. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

     The shares of Common Stock represented by this Proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted FOR the proposal in Item 1.

     The undersigned hereby revokes any Proxy or Proxies to vote shares of Common Stock of the Company heretofore given by the undersigned.

                ________________________________, 1999
                (Date)

                -----------------------------------

                -----------------------------------

                                             Please date, sign exactly as your
                                             name appears on this Proxy, and
                                             promptly return in the enclosed
                                             envelope. When signing as guardian,
                                             executor, administrator, attorney,
                                             trustee, custodian, or in any other
                                             similar capacity, please give full
                                             title. If a corporation, sign in
                                             full corporate name by president or
                                             other authorized officer, giving
                                             his title, and affix corporate
                                             seal. If a partnership, sign in the
                                             partnership name by authorized
                                             person. In the case of joint
                                             ownership, each joint owner must
                                             sign.